Filed Pursuant to Rule 424(b)(5)
Registration No. 333-125012

16,000,000 Shares

The Wet Seal, Inc.

Class A Common Stock

The shares of our Class A common stock in this offering are being sold by the selling stockholders named in this prospectus supplement. We will not receive any of the proceeds from the sale of the Class A common stock, other than proceeds received as a result of the exercise by the selling stockholders of warrants. We intend to use the warrant proceeds to offer to repurchase a portion of the outstanding convertible notes due 2012 held by the noteholders not participating in this offering or to make cash payments to induce the remaining noteholders to convert their convertible notes into Class A common stock. We will use any remaining warrant proceeds for general corporate purposes, which may include share repurchases.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “WTSLA”. The closing sale price of our Class A common stock on the NASDAQ Global Market on December 21, 2006 was $6.40 per share.

The underwriters have an option to purchase a maximum of 2,400,000 additional shares from the selling stockholders to cover the underwriters’ over-allotment of shares.

Investing in our Class A common stock involves risks. See “ Risk Factors” on page S-10 of this prospectus supplement and page 10 of the base prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Stockholders
Per Share	$6.00	$0.36	$5.64
Total	$96,000,000	$5,760,000	$90,240,000

Delivery of the shares of Class A common stock will be made on or about December 28, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Bookrunning Manager

Credit Suisse

Cowen and Company	Piper Jaffray

Brean Murray, Carret & Co.	Roth Capital Partners

The date of this prospectus supplement is December 21, 2006.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our Class A common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference. The second part is the accompanying base prospectus, which provides additional information about us and certain other matters. Generally, when we refer to this “prospectus”, we are referring to both documents combined.

Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus and the documents incorporated by reference herein or those that are contained in any free writing prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by our company, any selling stockholder or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than their respective dates, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or the “SEC”.

We, the selling stockholders and the underwriters are not making an offer to sell the Class A common stock in jurisdictions where this offer or sale is not permitted. The distribution of this prospectus and this offering and sale of our Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside the United States. This prospectus does not constitute an offer of, or an invitation to purchase, any shares of Class A common stock in any jurisdiction in which such offer or invitation would be unlawful.

Our fiscal year is a period of either 52 or 53 weeks ending on the Saturday closest to January 31. References to fiscal 2006 mean the fiscal year that will end February 3, 2007, and references to fiscal years 2003, 2004 and 2005 mean the fiscal years ended January 31, 2004, January 29, 2005 and January 28, 2006.

Unless the context otherwise requires or as specifically stated, the terms “Wet Seal”, “our company”, “we”, “us”, “our” and similar phrases used in this prospectus supplement refer to The Wet Seal, Inc. and its consolidated subsidiaries, unless otherwise specified.

The names “Wet Seal” and “Arden B” (which are registered in the retail store services class and pending in others) and the Wet Seal logo are trademarks and service marks of our company. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective owner.

When we refer to “B” and “C” malls in this prospectus supplement we are referring to domestic shopping centers that have average annual sales per square foot between $400 and $300, and less than $300, respectively. For your reference, “A” malls have average annual sales per square foot in excess of $400.

S-ii

SUMMARY

The following summary provides an overview of certain information about us and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus supplement, the base prospectus and the documents that we incorporate by reference. You should carefully read this entire prospectus supplement, the base prospectus and the documents that we incorporate by reference before making a decision about whether to invest in our Class A common stock. Unless the context otherwise requires or as specifically set forth, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

General

We are a national specialty retailer operating stores selling fashionable and contemporary apparel and accessory items designed for female customers aged 15 to 45. We operate two nationwide, primarily mall-based, chains of retail stores under the names “Wet Seal” and “Arden B”. As of October 28, 2006, we operated 416 retail stores in 46 states, Puerto Rico and Washington D.C. Our products can also be purchased online.

Store Formats

Wet Seal. Wet Seal is the junior apparel brand for teenage girls that seek fashion-first clothing with a target customer age of 17 to 19 years old. Wet Seal provides its customer base with a balance of moderately priced fashionable brand name and company-developed apparel and accessories. Wet Seal stores average approximately 4,000 square feet in size and in fiscal 2005 and for the twelve months ending October 28, 2006, had average sales per square foot of $297 and $318, respectively. As of October 28, 2006, we operated 326 Wet Seal stores.

Arden B. Arden B is the fashion brand for the sophisticated feminine contemporary woman with sex appeal. Arden B targets customers aged 25 to 45 and delivers contemporary collections of branded fashion separates and accessories for various aspects of the customers’ lifestyles. Arden B stores average approximately 3,200 square feet in size and in fiscal 2005 and for the twelve months ending October 28, 2006, had average sales per square foot of $464 and $461, respectively. As of October 28, 2006, we operated 90 Arden B stores.

Internet Operations. We established Wet Seal online in fiscal 1999, a web-based store located at www.wetseal.com, offering Wet Seal merchandise to customers over the Internet. In August 2002, we expanded our online operations with the launch of www.ardenb.com, offering Arden B apparel and accessories comparable to those carried in the stores. Our online stores were designed to serve as an extension of the in-store experience, and offer a wide selection of merchandise, which helps to drive our in-store sales. In the past year, we have experienced rapid growth in our online sales and, consequently, we will continue to develop our Wet Seal and Arden B websites to establish them as more prominent channels to market our brands.

History

Initial Public Offering

After becoming a public company in July 1990, we expanded rapidly and grew to 476 Wet Seal stores and 100 Arden B stores as of the end of fiscal 2002 and had $591 million in net sales for fiscal 2002, our peak year.

Recapitalization and Financing

After a period of underperformance principally caused by merchandising and execution errors and a change in our business strategy, the price of our stock fell sharply. In September 2004, a special committee of the board of directors engaged a financial advisor to explore alternatives to enhance stockholder value. As part of the strategic review, we announced a major restructuring plan in conjunction with a recapitalization of our company.

Between November 2004 and May 2005, we entered into a series of financing transactions with investors principally led by certain investors that consist of funds and managed accounts presently managed or advised by affiliates of Prentice Capital Management, which we refer to as the Investors. As a result of these financing transactions, we received $77.5 million in net proceeds, after the payment of transaction expenses and the repayment of a bridge loan provided by the Investors. Through these transactions, we gained the necessary liquidity to stabilize our financial position and commence the implementation of a turnaround plan. After the closing of the last of these financing transactions, the Investors held convertible securities exercisable into 64,573,336 shares of Class A common stock. Following the completion of this offering, the number of shares of Class A common stock issuable under the remaining convertible securities received by the Investors shall be reduced to 24,502,042, assuming the underwriters’ over-allotment is not exercised.

Turnaround Strategy

In December 2004, we announced the closing of approximately 150 underperforming stores as part of our turnaround strategy and the appointment of Joel Waller to our board of directors. Mr. Waller was also appointed Chief Executive Officer effective February 2005. We completed inventory liquidation sales and the closing of 153 Wet Seal stores by March 2005.

In addition, as part of our turnaround strategy, we established a relationship with Michael Gold in November 2004 as a consultant to guide merchandising initiatives and to work with us to streamline operations. In July 2005, we formalized our agreement with Mr. Gold to compensate him for his part in the turnaround of our company and provide incentives for his future assistance in improving our financial performance.

During fiscal 2005, we scaled back plans to open new stores in an effort to limit capital expenditures and concentrate our efforts on restoring the core business.

Under the continued leadership of the management team that we have assembled during the past 18 months, we set out to restore sales momentum at our Wet Seal and Arden B stores, improve gross margins and lower operating costs. Our quarterly results in recent periods reflect the significant improvements we have experienced in our operations.

Quarterly Financial Performance

	2005					2006
($ in millions)	Q1	Q2		Q3	Q4	Q1	Q2	Q3
	Restated	Restated		Restated	Restated	Restated	Restated
Net sales	$103.8	$126.3		$129.3	$141.4	$125.1	$129.5	$143.3
Gross margin	$32.5	$41.5		$39.8	$47.5	$46.9	$42.5	$48.1
% Gross margin	31.3%	32.9%		30.8%	33.6%	37.5%	32.8%	33.6%
Operating (loss) income(1)(2)	$(6.8)	$(10.3)		$0.3	$0.6	$4.2	$4.0	$2.0
% Operating margin	NA	NA		0.2%	0.4%	3.4%	3.1%	1.4%
Net (loss) income(3)(4)	$(8.4)	$(11.7	)(4)	$(6.4)	$(2.9)	$(14.0)	$4.4	$2.4
Total net debt (at quarter end)(5)	$31.3	$20.7		$19.9	$19.8	$6.4	$6.8	$7.3

(1)	Includes non-cash stock compensation expense (income) in connection with a consulting agreement with Michael Gold of: $14.0 in Q2 2005; $2.0 in Q3 2005; $6.2 in Q4 2005; $4.1 in Q1 2006; $(1.1) in Q2 2006 and $4.4 in Q3 2006. Mr. Gold’s consulting agreement terminates in January 2007.

(2)	Includes store closure and asset impairment charges (credits) of: $5.2 in Q1 2005; $(0.2) in Q2 2005; $0.6 in Q4 2005; $(0.4) in Q1 2006; and $(0.2) in Q2 2006.
(3)	Interest expense includes net write-off of unamortized debt discount, deferred financing costs and accrued interest upon conversion of our convertible notes of: $5.7 in Q3 2005; $3.1 in Q4 2005; $18.1 in Q1 2006 and $0.1 in Q3 2006.
(4)	In the second quarter of fiscal 2005 we recorded the accretion of $23.3 of dividends on our convertible preferred stock. As a result, our net loss attributable to common stockholders for that period was $35.0. In all other fiscal quarters presented in this table, net (loss) income attributable to common stockholders was the same as the net (loss) income indicated in the table.
(5)	Total debt as of the end of each fiscal quarter is net of unamortized discount of $45.0 in Q1 2005; $44.4 in Q2 2005; $38.8 in Q3 2005; $35.6 in Q4 2005; $17.8 in Q1 2006; $17.6 in Q2 2006 and $17.2 in Q3 2006.

We believe the improvements made in our company have strengthened our operations and have positioned our company to build upon the turnaround program begun in late 2004.

Competitive Strengths

Strong Brand Positions in Our Wet Seal and Arden B Divisions. In contrast with diversified apparel retailers, our company focuses on satisfying the fashion needs of two distinct customers, teenage girls age 15 to 19, and women age 25 to 45, through the Wet Seal and Arden B divisions. Through our two brands, we are able to closely identify with our customers and implement merchandising practices that more effectively reflect their changing fashion needs. Both of our divisions deliver fashionable, trendsetting apparel and accessories at affordable prices for a wide variety of occasions.

Wet Seal is a junior apparel brand that is fashion-first and value-competitive. The “Wet Seal girl” is seeking wear-now fashion at a value that will make her “fit in” and “stand out”. She is social, trendy and in the know. She wants to feel and look sexy and be noticed. She loves to shop and changes fashion as often as she changes her mind. Her fashion choices are driven by her favorite celebrities and the media. She has a “21” state of mind.

Arden B is the fashion brand for the sophisticated feminine contemporary woman with sex appeal. The “Arden B woman” seeks fashion with great fit, quality and value that is on trend and help project who she is. She is feminine, modern and sophisticated, and exudes sex appeal with style, luxury and quality. She is active, career-oriented, social and on the go. She likes fashion and wants to be in style in a feminine way. She lives and acts as a young minded adult.

Key Management Team is Now in Place. With the appointments of Dyan Jozwick, Greg Gemette, Gary White and John Luttrell, our senior management team is now in place. We believe that we now have people who have the requisite experience and who are committed to contributing to the Wet Seal turnaround and driving our company to the next phase of its growth cycle.

Dyan Jozwick, our Chief Merchandise Officer, Wet Seal division, joined us in May 2006 from Robinsons-May with 28 years of retail industry experience. Ms. Jozwick’s extensive prior history of success in the juniors market will help us to strengthen the Wet Seal business. Greg Gemette, our President of Merchandise, Arden B, joined us in March 2006 with 27 years of retail industry experience. Mr. Gemette’s merchandising background at The Limited and American Eagle will assist us significantly in developing and building the Arden B business. In addition to Mr. Gemette and Ms. Jozwick, we have added depth in our merchandising organizations at both Wet Seal and Arden B. Gary White, our Chief Operating Officer, joined us in July 2004 as Senior Vice President of Sales and Operations prior to his promotion. With over 30 years of retail industry experience, Mr. White brings substantial experience in store operations, construction and development, real estate and purchasing. John Luttrell, our Chief Financial Officer, joined us in December 2005 from Cost Plus with nine years of retail industry experience. Mr. Luttrell’s public accounting background and experience with rapid-growth, large, multi-store companies, will help us execute our near-term and long-term strategy. We believe we have retained a full complement of top quality merchants, designers, planners and procurement specialists and have filled our senior merchant ranks at both divisions.

Merchandising Model at Wet Seal Focused on Fast Fashion at Affordable Prices. At Wet Seal, we have developed considerable expertise in identifying, stocking and selling a broad assortment of fresh, fashionable apparel and accessories at competitive prices. Our buyers work closely with senior management to determine the optimal product selection, promotion and pricing strategy. A significant portion of our merchandise is sourced domestically. This sourcing strategy enables us to ship new merchandise to the stores with high frequency. We also take regular markdowns to effect the rapid sale of slow-moving inventory. We believe that one of our core strengths is our ability to respond quickly to changing fashion trends and to effect rapid sell-through in our stores.

Improved Financial Condition. Since the completion of our recapitalization in May 2005, our financial condition has improved materially. During the period from January 31, 2005 through October 28, 2006, we have realized six out of seven consecutive quarters of positive comparable store sales growth and we have had positive cash flow from operations in fiscal 2005 and for the nine months ended October 28, 2006.

Due to the strength of our financial performance since the end of fiscal 2005, we have been able to reduce our outstanding indebtedness. Through October 28, 2006, and before giving effect to this offering, $33.1 million in principal amount of our convertible notes had been converted into shares of our Class A common stock by the Investors. We used the proceeds from our May 2005 financing transaction to repay the bridge loan that we received from the Investors in our January 2005 recapitalization. In addition, on March 23, 2006, we repaid the $8.0 million outstanding balance of our junior secured term loan under the then existing credit facility. This offering will further assist us in reducing our outstanding indebtedness as the Investors will be converting approximately $12.7 million in aggregate principal amount of our convertible notes into shares of our Class A common stock.

As of October 28, 2006, after giving effect to the conversion of outstanding convertible notes and preferred stock and the exercise of outstanding warrants in connection with this offering, our total debt would have been $3.2 million, stockholders’ equity would have been $97.5 million and cash and cash equivalents would have been $89.1 million.

This improvement in our financial condition allows us to invest in opening new Wet Seal and Arden B stores.

Growth Strategy

We believe we have significant growth potential. The key elements of our growth strategy are to:

Expand Our Retail Store Base. Our two retail store divisions have broad national appeal presenting substantial new store expansion opportunities. We estimate that there is the potential for a total of 600 to 700 Wet Seal stores, and 200 to 250 Arden B stores including our existing 326 Wet Seal and 90 Arden B stores as of October 28, 2006. Through the first nine months of fiscal 2006, we have opened 16 new stores (net of closures), and intend to open 11 new stores (net of closures) in the fourth quarter.

We believe that we have taken a conservative approach in our fiscal 2006 expansion plan to reflect the rebuilding that we are doing with our store development team. If current business trends continue, we will accelerate the number of store openings beginning in 2007 to approximately 15% annually through 2010 or 2011.

Take Advantage of Compelling New Store Economics. In relation to many of our competitors, we currently have a modest number of stores supporting our operations. Therefore, we believe that we have significant opportunity for growth and leverage in store operations, distribution, buying and merchandising. The new stores that we have opened during fiscal 2006 have generally required us to make a capital investment of $350,000 to $450,000 per store.

Continue Our Positive Comparable Store Sales Trend. Since we initiated our turnaround strategy in November 2004, we experienced six out of seven quarters of positive comparable store sales results versus the negative comparable store sales trends of 2004 and 2003. These improvements resulted primarily from increased transaction counts and the number of items purchased per customer, partially offset by a decrease in average retail price per item sold due to a change in pricing strategy.

*	Note: The numbers in the foregoing charts do not include sales from discontinued operations.

For fiscal 2006, we expect moderate growth in comparable store sales results versus the dramatically improved results we began to see in fiscal 2005. In the second fiscal quarter of 2006, we experienced a 2.2% decline in comparable store sales principally due to a merchandising misstep which caused our Wet Seal stores to lack fashion tops and dresses in May and June 2006. Our merchandising team identified the issue and adjusted purchasing levels, thus restoring our positive comparable store sales momentum in the months of July, August, September, October and November. The Wet Seal’s fast-fashion, value-driven strategy resulted in a 13.8% decrease in average unit retail selling price, a 9.1% increase in transaction comparables per store and a 11.0% increase in average number of units per customer for the quarter ended October 28, 2006, as compared to the quarter ended October 29, 2005.

Revive Arden B. Since the arrival of Greg Gemette at Arden B in March 2006, we have focused on redefining the “Arden B woman” and brand positioning. We are adjusting our assortments at Arden B to be fashion-right, focused and cohesive. Arden B is a unique division that we believe has yet to achieve its full potential with its core customer. Through a new approach to merchandising and improvements in advertising, we intend to create a feminine, sophisticated brand for the modern woman who wants to project an appropriate level of sex appeal. We aim to drive sales and profitability at Arden B through distinctive, quality merchandise, unified apparel and accessory assortments and an improved in-store customer experience.

Expand our Online Business. We plan to grow our Internet business through several initiatives, including a focus on integrated branding, targeted marketing programs utilizing our customer database and our customer loyalty programs. Although our Internet sales are modest, we are experiencing substantial growth. For the first nine months of fiscal 2006, our combined sales were 2.5 times those of last fiscal year. At the Wet Seal division, our Internet sales growth is even greater. A combination of several changes contributed to the improvement, including hiring the right staff with Internet marketing experience, changing processes to make them scalable, aligning the look of the stores and the online channels and implementing appropriate targeted marketing. We are optimizing inventory allocated to the Internet business to better meet demand and we are strengthening our buying and planning staff to meet the anticipated sales growth in this area.

Enhance Profitability Through Increased Operating Efficiencies. We plan to improve our profit margins in two ways. First, we intend to increase our imports as a percentage of our total merchandise to 40% to 45% over the next two fiscal years as compared to 16% as of October 28, 2006. This will enable us to achieve higher gross profit margins without sacrificing our fast-fashion competitive strength. Second, we are heavily focused on driving down operating costs. Since the end of fiscal 2004, our variable cost per units shipped has decreased by approximately 20%. Through an efficiently operated distribution function, we are now able to deliver new goods to stores with increased frequency.

Restatement of Consolidated Financial Statements, Stock Option Grant Investigation

We recently completed a review of the company’s historical stock option granting practices for the period of 1990 through August 2006. As part of this review, we found errors in the accounting for grants of stock options. No current executive officers or current members of the Board of Directors of our company realized income from any of the option grants requiring adjustment, and our audit committee believes that the errors discovered during the review did not represent a pattern of anyone attempting to receive an improper benefit or to improve the reported financial results of our company. As a result of the review, we determined that we would restate our historical financial statements to make necessary accounting adjustments related thereto. On December 12, 2006, we filed restated financial statements for fiscal 2003, 2004 and 2005, the first three and six months of fiscal 2005 and 2006, and the first nine months of fiscal 2005 which are included in our amended annual report on Form 10-K/A for fiscal 2005, our amended quarterly reports on Form 10-Q/A for the first and second quarters of fiscal 2006 incorporated herein by reference. See “Risk Factors—The matters relating to our review of our historical stock option granting practices and the restatement of our consolidated financial statements could result in regulatory review and/or litigation, which could harm our financial results.”

Our Corporate Information

Our principal executive offices are located at 26972 Burbank, Foothill Ranch, California 92610 and our telephone number is (949) 699-3900. Our corporate website is www.wetsealinc.com. The information on our website does not constitute a part of this prospectus.

The Offering

Class A common stock offered by the selling stockholders	16,000,000 shares

Class A common stock outstanding after this offering	91,350,011 shares

Underwriters’ over-allotment option to purchase additional Class A common stock from the selling stockholders	2,400,000 shares

Use of proceeds

We will not receive any of the proceeds from the sale of our Class A common stock, other than proceeds received as a result of the exercise by the selling stockholders of warrants. The aggregate amount of proceeds received from the exercise of the warrants is expected to be approximately $12,141,000. We intend to use the warrant proceeds to offer to repurchase a portion of the outstanding convertible notes held by the noteholders not participating in this offering or to make cash payments to induce the remaining noteholders to convert their convertible notes into Class A common stock. We will use any remaining warrant proceeds for general corporate purposes, which may include share repurchases.

NASDAQ symbol	WTSLA

(1)	The number of shares of our Class A common stock outstanding immediately after this offering is based on the number of shares of Class A common stock outstanding as of December 1, 2006, after giving effect to the following:

•	the exercise by the selling stockholders of warrants to purchase 4,824,866 shares of Class A common stock to be sold in this offering;

•	the conversion of $12,713,200 in aggregate principal amount of our convertible notes into 8,475,467 shares of Class A common stock to be sold in this offering; and

•	the conversion of 1,121 shares of our Series C preferred stock into 373,667 shares of our Class A common stock to be sold in this offering.

The number of shares of Class A common stock outstanding after this offering excludes the following:

•	3,702,855 shares issuable upon the exercise of outstanding stock options under our stock option plans, 2,076,786 of which are exercisable within 60 days of December 1, 2006;

•	1,690,600 shares available for future issuance under our stock incentive plans;

•	15,076,125 shares issuable upon the exercise of outstanding warrants to purchase shares of Class A common stock;

•	6,652,584 shares issuable upon the conversion of $9,978,876 in aggregate principal amount of our convertible notes; and

•	2,773,333 shares issuable upon the conversion of 8,320 shares of our Series C preferred stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data presented below relates to each of the three fiscal years ended January 31, 2004, January 29, 2005 and January 28, 2006 and the nine month periods ended October 29, 2005 and October 28, 2006. The following financial data for the full fiscal year periods was derived from our audited consolidated financial statements which are incorporated herein by reference. The following financial data for the nine-month periods ended October 29, 2005 and October 28, 2006 are derived from our unaudited financial statements which are incorporated herein by reference. The unaudited financial statements have been prepared on the same basis as our audited financial statements.

The historical operating results, other operating information and balance sheet data as of and for the years ended January 31, 2004, January 29, 2005, January 28, 2006 and for the nine months ended October 29, 2005 have been restated as discussed in note 20 to the consolidated financial statements for the three years ended January 28, 2006 incorporated by reference in this prospectus supplement. See “—Restatement of Consolidated Financial Statements, Stock Option Grant Investigation.” The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

The information contained in this table should also be read in conjunction with “Capitalization,” and the consolidated financial statements and accompanying notes thereto incorporated by reference in this prospectus supplement.

Fiscal Year	2003	2004	2005	Nine Months Ended
Fiscal Year Ended	January 31, 2004	January 29, 2005	January 28, 2006	October 29, 2005	October 28, 2006
	Restated	Restated	Restated	Restated
Operating Results
Net sales	$517,870	$435,582	$500,807	$359,429	$397,923
Cost of sales	$420,520	$377,664	$339,483	$245,629	$260,416
Gross margin	$97,350	$57,918	$161,324	$113,800	$137,507
Selling, general and administrative expenses	$160,224	$162,047	$171,988	$125,654	$127,958
Operating (loss) income	$(62,874)	$(161,905)	$(16,170)	$(16,794)	$10,189
Interest income (expense)	$1,587	$(2,175)	$(12,862)	$(9,257)	$(17,371)
Net loss	$(48,314)	$(201,729)	$(29,362)	$(26,474)	$(7,180)
Accretion of non-cash dividends on convertible preferred stock	—	—	$(23,317)	$(23,317)	—
Net loss attributable to common stockholders	$(48,314)	$(201,729)	$(52,679)	$(49,791)	$(7,180)
Net loss per share attributable to common stockholders	$(1.62)	$(5.99)	$(1.19)	$(1.20)	$(0.10)
Other Operating Information
Number of stores open at year end	604	502	400	—	—
Average sales per square foot of leased space	$228	$203	$330	—	—
Average sales per store	$861	$768	$1,236	—	—
Comparable store sales—continuing operations increase (decrease)(1)	(16.4)%	(13.0)%	44.7%	44.8%	7.3%

	As of
	January 31, 2004	January 29, 2005	January 28, 2006	October 28, 2006
				Actual	As Adjusted(2)
	Restated	Restated	Restated
Balance Sheet Data
Cash, cash equivalents and investments	$63,457	$71,702	$96,806	$77,099	$89,140
Working capital	$38,567	$26,886	$69,176	$69,959	$82,000
Total assets	$262,452	$161,492	$181,055	$187,649	$198,767
Long-term debt, including current portion(3)	—	$30,388	$19,824	$7,274	$3,243
Total stockholders’ equity	$166,728	$37,053	$64,470	$81,190	$97,460

(1)	The Zutopia concept was designated as a discontinued operation, which had an insignificant impact on comparable store sales.
(2)	The as adjusted numbers reflect the warrant proceeds (net of offering expenses) as cash and do not reflect our intended use of such proceeds.
(3)	Long term debt is presented net of unamortized discount of $44.3 million, $35.6 million, $17.2 million and $7.7 million for fiscal 2004, fiscal 2005, October 28, 2006 actual and October 28, 2006 as adjusted, respectively.

RISK FACTORS

You should carefully consider the following risks in addition to the other information set forth or incorporated by reference in this prospectus supplement before making an investment in our Class A common stock. If any of the events described in the following risk factors actually occur, our business, financial condition or results of operations could be materially and adversely affected and/or the trading price of our Class A common stock could decline significantly.

Risks Related to our Business

The matters relating to our review of our historical stock option granting practices and the restatement of our consolidated financial statements could result in regulatory review and/or litigation, which could harm our financial results.

As a result of a review of our stock option granting practices for the period of 1990 through August 2006, our audit committee concluded that certain previously issued financial statements should not be relied upon. Errors were discovered in the accounting for grants of stock options to employees, members of our board of directors and other service providers. We have restated certain of our financial statements in order to make the necessary accounting adjustments. Nevertheless, the review of our stock option granting practices and the restatement of our consolidated financial statements could result in a review by the SEC. Moreover, claims may be asserted by our stockholders with respect to the restated financial statements. Any of the foregoing, could require management to devote significant time to matters other than the operation of the business, and any adverse determination by a court or any applicable regulatory authority could adversely affect our financial condition, results of operations and cash flows.

Our improvements in comparable store sales and operating results in fiscal 2005 and the first three quarters of fiscal 2006 may not be indicative of trends in our future performance, and we may not be able to sustain or improve our results and achieve profitability.

During fiscal 2005 and the first three quarters of fiscal 2006, we experienced six out of seven consecutive quarters of positive comparable store sales growth, and positive overall cash flow from operations for fiscal 2005 and the nine months ended October 28, 2006. However, we incurred significant operating losses and negative cash flows during each of fiscal 2003 and 2004 which caused liquidity problems and resulted in very tight vendor payment terms. In 2005, we raised additional capital, generated a smaller operating loss and had positive cash flow from operations, which improved our liquidity.

Our ability to maintain the success of our Wet Seal and Arden B stores depends in large part on a number of factors, some of which are outside of our control, including accurate forecasting of demand and fashion trends, providing an appropriate mix of appealing merchandise for our targeted customer base, managing inventory effectively, using effective pricing strategies, selecting effective marketing techniques, optimizing store performance, negotiating acceptable renewals of expiring leases and general economic conditions. For example, we recently experienced an inventory shortage in certain fashion tops and dresses in our Wet Seal division that negatively affected our comparable store sales performance in May and June of 2006. Our sales during the holiday season will have a significant impact upon our results of operations for fiscal 2006. In particular, from December 1 through December 24, sales can vary significantly on a daily basis. Sales levels and the degree to which we are required to reduce prices for slow moving inventory during the holiday shopping season will have a disproportionate effect on our results for the fourth fiscal quarter. As a result of the foregoing and other factors, we may not be able to sustain the recent rate of improvement in results of operations in the future.

We cannot be certain that we will be able to execute our plan to open additional stores or that such store openings will be successful.

Successful implementation of our company’s growth strategy depends on a number of factors including, but not limited to, obtaining desirable store locations, negotiating acceptable leases, completing projects on budget, supplying proper levels of merchandise and the hiring and training of store managers and sales associates. The new stores may place increased demands on our company’s operational, managerial and administrative resources, which could cause our company to operate less effectively. Furthermore, there is a possibility that new stores that are opened in existing markets may have an adverse effect on future sales of previously existing stores in that market. In addition, our failure to predict accurately the demographic or retail environment at any future store location could have a material adverse effect on our business, financial condition and results of operations.

We have had significant management changes during the past two fiscal years and these changes may impact our ability to execute our business strategy in the near term.

In general, our success depends to a significant extent on the performance of our senior management, particularly personnel engaged in merchandising and store operations, and on our ability to identify, hire and retain additional key management personnel.

In December 2004 and January 2005, we appointed a new President and Chief Executive Officer and four members to our board of directors. In August 2005, our Executive Vice President and Chief Financial Officer resigned from our company, and was replaced by a new Executive Vice President and Chief Financial Officer in December 2005. On March 6, 2006, two new members joined our Board of Directors. Effective March 1, 2006, the president of our Arden B stores resigned and was replaced by a new president on March 13, 2006. On May 2, 2006, we hired our Chief Merchandise Officer for our Wet Seal division.

We anticipate that we will continue to experience a transition period as this new management team is fully integrated. Due to the intense competition for qualified personnel in the retail apparel industry, we may not be able to identify, hire or retain key personnel with the merchandising and management skills necessary to consistently offer appealing products to our target market. Moreover, we are also exposed to employment practice litigation due to the large number of employees and high turnover of our sales associates. If we fail to attract, motivate and retain qualified personnel, it could harm our business and limit our ability to implement our growth strategy.

The departure of Michael Gold at the end of his contract term in January 2007 could have an adverse impact on our results of operations.

Michael Gold, a well-regarded retailer, has assisted our company with our merchandising initiatives in connection with our turnaround strategy. Under the direction of Mr. Gold, our Wet Seal concept introduced and implemented a new merchandising strategy to attract teenage girls to our stores. Mr. Gold’s consulting agreement with our company will terminate prior to the end of our 2006 fiscal year. Although we have taken reasonable steps to prepare for that occurrence by hiring additional merchandising professionals and strengthening our merchandising team and process, our results of operations may be adversely impacted if we or Mr. Gold chooses not to extend Mr. Gold’s consulting agreement.

The strategy for our Arden B division implemented by our new Arden B management team may not be successful.

Our strategy for our Arden B division may not be successful and we may have to write down the value of our Arden B assets, which could have an adverse effect on our results of operations. The new president of merchandise for our Arden B division, Mr. Greg Gemette, joined us in March 2006. Although Mr. Gemette has put together a management team of design, operational and merchandising individuals with significant industry experience, the success of Arden B is largely dependent upon its ability to design fashion that satisfies current fashion tastes and to provide merchandise in a timely manner for our customers. To the extent there are design and/or merchandising misjudgments, the operating results of Arden B may be adversely and materially impacted.

In addition to our new design and merchandising strategy, we intend to increase the percentage of imported merchandise for our Arden B stores during the next two fiscal years. However, if there are delays in our import chain or there are cancellations of our foreign orders, the results of operations for our Arden B stores could be significantly and adversely impacted due to decreased sales and/or increased markdowns.

If we are unable to anticipate and react to new fashion trends and/or if there is a decrease in the demand for fashionable apparel, our financial condition and results of operations could be adversely affected.

We rely on a limited demographic customer base for a large percentage of our sales. Our brand image is dependent upon our ability to anticipate, identify and provide fresh inventory reflecting current fashion trends. If we fail to anticipate, identify or react appropriately or in a timely manner to these fashion trends, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products, which could adversely affect our financial condition and results of operations.

Our sales also depend upon the continued demand by our customers for fashionable apparel. Demand for our merchandise could be negatively affected by shifts in consumer discretionary spending to other goods, such as electronic equipment, computers and music. If the demand for apparel and related merchandise were to decline, our financial condition, results of operations and cash flows would be adversely affected by any resulting decline in sales.

Since August 2004, our company has been a defendant in a class action related to our company’s securities.

As previously reported, our company and certain of our former directors and former officers have been named as defendants in several securities class actions filed on behalf of persons who purchased our Class A common stock between January 7, 2003, and August 19, 2004. These actions have been consolidated in the United States District Court for the Central District of California.

The consolidated complaint alleged violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by, among other allegations, making false and misleading statements concerning the progress of our company to stem the losses of our Wet Seal stores and return that business to profitability as well as the illegal use of material non-public information by former directors and a company controlled by them. The plaintiff sought class certification, compensatory damages, interest, costs and attorneys’ fees and expenses.

On September 15, 2005, the consolidated class action was dismissed against all defendants in the lawsuit. However, plaintiffs were granted leave to file an amended complaint, which they filed on November 23, 2005. We filed an additional motion to dismiss the amended complaint. The motion was argued in a court hearing on October 23, 2006, but the court has not yet made a ruling on the motion. In the event plaintiffs achieve a favorable outcome, significant damages could be assessed against our company that exceed available insurance coverage, which would have a material adverse effect on our financial condition, results of operations and cash flows.

Fluctuations in our results of operations for the third fiscal quarter and the fourth fiscal quarter would have a disproportionate effect on our overall financial condition, results of operations and cash flows.

We experience seasonal fluctuations in revenues and operating income, with a disproportionate amount of our revenues and a majority of our income being generated in the third fiscal quarter “back to school” season, which begins the last week of July and ends during September, and the fourth fiscal quarter “holiday” season. Our revenues and income are generally weakest during the first and second fiscal quarters. In addition, any factors that harm our third and fourth fiscal quarter operating results, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year.

In order to prepare for our peak shopping season, we must order and keep in stock significantly more merchandise than we would carry at other times of the year. An unanticipated decrease in demand for our products during our peak shopping season could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross profit. Alternatively, an unanticipated increase in demand for certain of our products, as was the case recently at our Wet Seal stores, could leave us unable to fulfill customer demand and result in lost sales and customer dissatisfaction.

Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings, the revenues contributed by new stores, merchandise mix and the timing and level of inventory markdowns. As a result, historical period-to-period comparisons of our revenues and operating results are not necessarily indicative of future period-to-period results. You should not rely on the results of a single fiscal quarter, particularly the third fiscal quarter “back to school” season or fourth fiscal quarter “holiday” season, as an indication of our annual results or our future performance.

Our failure to effectively compete with other retailers for sales and locations could have a material adverse effect on our financial condition, results of operations and cash flows.

The women’s retail apparel industry is highly competitive, with fashion, quality, price, location, in-store environment and service being the principal competitive factors. Our Wet Seal and Arden B stores compete with specialty apparel retailers, department stores and certain other apparel retailers, including Aeropostale, Abercrombie & Fitch, Charlotte Russe, Gap, Banana Republic, H&M, Old Navy, Pacific Sunwear, American Eagle, Target, Urban Outfitters, Forever 21, Express, J.C. Penney, bebe and BCBG. Many of our competitors are large national chains that have substantially greater financial, marketing and other resources than we do. We face a variety of competitive challenges, including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in a narrowly-defined market segment;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers in our target markets and maintaining a sufficient quantity of these items for which there is the greatest demand;

•	obtaining favorable site locations within malls on reasonable terms;

•	sourcing merchandise efficiently; and

•	pricing our products competitively and achieving customer perception of value.

Our industry has low barriers to entry that allow the introduction of new products or new competitors at a fast pace. Any of these factors could result in reductions in sales or the prices of our products which, in turn, could have a material adverse effect on our financial condition, results of operations and cash flows.

Further, competition for prime locations and lease terms within shopping malls, in particular, is intense, and we may not be able to obtain new locations or maintain our existing locations on terms favorable to us.

The upcoming expiration of leases for approximately 50 of our existing stores could lead to increased costs associated with renegotiating our leases and/or relocating our stores.

We have approximately 50 existing store leases scheduled to expire in fiscal 2007. In connection with the expiration of these leases, we will have to renegotiate new leases which could result in higher rental amounts for each store. Although we expect to negotiate new leases with acceptable terms that will allow us to remain in a substantial majority of these locations, we may not be able to obtain new terms that are favorable to us. In addition, as a result of renewal negotiations, we may be required by the landlord to remodel, which could result in significant capital expenditures. In addition, some landlords may refuse to renew our leases due to our low sales per square foot as compared with other prospective tenants. If we are unable to agree to new terms with our landlords, we will have to relocate these stores, which could result in a significant expenditure and could lead to an interruption in the operation of our business at the affected stores and we could be required to relocate to less desirable locations.

Because of the importance of our brand names, we may lose market share to our competitors if we fail to adequately protect our intellectual property rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We have registered trademarks for Wet Seal and Arden B (which are registered in the retail store services class and pending in others). We take actions to establish and protect our intellectual property. However, others may infringe on our intellectual property rights or seek to block the sale of our product as volative of their intellectual property rights. If we are required to stop using any of our registered or non-registered trademarks, our sales could decline and, consequently, our business and results of operations could be adversely affected.

Our retail store operations are affected by local, regional and national economic conditions.

Our business is sensitive to consumer spending patterns and preferences. Various economic conditions affect the level of spending on the merchandise we offer, including general business conditions, interest rates, taxation, the availability of consumer credit and consumer confidence in future economic conditions. Our growth, sales and profitability may be adversely affected by unfavorable economic conditions on a local, regional or national level.

Further, the majority of our stores are located in shopping malls. We derive sales, in part, from the high volume of traffic in these malls. The inability of mall “anchor” tenants and other area attractions to generate consumer traffic around our stores, or the decline in the popularity of malls as shopping destinations, would reduce our sales volume and, consequently, adversely affect our financial condition, results of operations and cash flows.

Covenants contained in agreements governing our existing indebtedness restrict the manner in which we conduct our business, and our failure to comply with these covenants could result in a default under these agreements, which would have a material adverse effect on our business, financial condition, growth prospects and ability to procure merchandise for our stores.

Our senior credit facility and the indenture governing our secured convertible notes contain covenants that restrict the manner in which we conduct our business. Subject to certain exceptions, these covenants restrict, among other things, our ability, and the ability of certain of our subsidiaries, to:

•	incur or guarantee additional indebtedness or refinance our existing indebtedness;

•	make investments or acquisitions;

•	merge, consolidate, dissolve or liquidate;

•	engage in certain asset sales (including the sale of stock);

•	grant liens on assets;

•	pay dividends; and

•	close stores.

A breach of any of these covenants could result in a default under the agreements governing our existing indebtedness, acceleration of any amounts then outstanding, the foreclosure upon collateral securing the debt obligations, or the unavailability of the lines of credit.

We depend upon a single center for our corporate offices and distribution activities, and any significant disruption in the operation of this center could harm our business, financial condition, results of operations and cash flows.

Our corporate offices and the distribution functions for all of our stores are handled from a single, leased facility in Foothill Ranch, California. Any significant interruption in the operation of this facility due to construction, relocation, a natural disaster, accident, system failure or other unforeseen event could delay or impair our ability to distribute merchandise to our stores and, consequently, lead to a decrease in sales. As a result, our business, financial condition, results of operations and cash flows could be adversely affected. Furthermore, we have little experience operating essential functions away from our main corporate offices and are uncertain what effect operating such satellite facilities might have on our business, personnel and results of operations.

We do not authenticate the license rights of our suppliers.

We purchase merchandise from a number of vendors who purport to hold manufacturing and distribution rights under the terms of license agreements. We generally rely upon each vendor’s representation concerning those manufacturing and distribution rights and do not independently verify whether each vendor legally holds adequate rights to the licensed properties they are manufacturing or distributing. If we acquire unlicensed merchandise, we could be obligated to remove it from our stores, incur costs associated with destruction of the merchandise if the vendor is unwilling or unable to reimburse us and be subject to civil and criminal liability. The occurrence of any of these events could adversely affect our financial condition, results of operations and cash flows.

We are subject to risks associated with our procurement of products from non-U.S. based vendors and U.S. vendors that purchase products internationally, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

A portion of our products is manufactured outside the United States. As a result, we are susceptible to greater losses as a result of a number of risks inherent in doing business in international markets and from a number of factors beyond our control, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows. These factors include:

•	import or trade restrictions (including increased tariffs, customs duties, taxes or quotas) imposed by the United States government in respect of the foreign countries in which our products are currently manufactured or any of the countries in which our products may be manufactured in the future;

•	political instability or acts of terrorism, significant fluctuations in the value of the U.S. dollar against foreign currencies, restrictions on the transfer of funds between the United States and foreign jurisdictions, and/or potential disruption of imports due to labor disputes at U.S. ports, any of which could adversely affect our merchandise flow and, consequently, cause our sales to decline; and

•	local business practices that do not conform to our legal or ethical guidelines.

Our imports are limited by textile agreements between the United States and a number of foreign jurisdictions, including Hong Kong, China, Taiwan and South Korea. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow the United States to limit the importation of categories of merchandise that are not now subject to specified limits. The United States and the countries in which our products are produced or sold may also, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. In addition, none of our international suppliers or international manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and import quota capacity. If we were unable to obtain our raw materials and finished apparel from the countries where we wish to purchase them, either because room under the necessary quotas was unavailable or for any other reason, or if the cost of doing so should increase, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Violation of labor laws and practices by our suppliers could harm our business and results of operations.

Our company’s policy is to use only those sourcing agents and independent manufacturers who operate in material compliance with applicable laws and regulations. The violation of laws, particularly labor laws, by an independent manufacturer, or by one of the sourcing agents, or the divergence of an independent manufacturer’s or sourcing agent’s labor practices from those generally accepted as ethical in the United States or in the country in which the manufacturing facility is located, and the public revelation of those illegal or unethical practices could cause significant damage to our company’s reputation. Although our manufacturer operating guidelines promote ethical business practices, we do not control these manufacturers and cannot guarantee their legal and regulatory compliance.

We are exposed to business risks as a result of our Internet operations.

We operate on-line stores at www.wetseal.com and www.ardenb.com. Although our online sales encompass a relatively small percentage of our total sales, our Internet operations are subject to numerous risks, including:

•	online security breaches and/or credit card fraud;

•	reliance on third-party computer and hardware providers; and

•	diversion of sales from our retail stores.

In addition, increased Internet sales by our competitors could result in increased price competition and decreased margins. Our inability to effectively address these risks and any other risks that we face in connection with our Internet operations could adversely affect the profitability of our Internet operations.

Risks Related to our Class A Common Stock and this Offering

Our stockholders may experience additional dilution due to previous private placements of convertible securities as well as the issuance of additional securities in the future.

Since May 2004, we have completed several private placements of warrants, convertible notes and shares of preferred stock that are convertible into or exercisable for shares of our Class A common stock. Through December 1, 2006, we have issued 37,893,067 shares of our Class A common stock as a result of exercises and conversions of these securities.

In connection with this offering, our selling stockholders will exercise or convert convertible notes, Series C preferred stock and warrants that will result in an additional issuance of 13,674,000 shares (excluding the over-allotment option) of our Class A common stock. An additional 24,502,042 shares of Class A common stock may be issued under the convertible notes, preferred stock and warrants not included in this offering. However, this number of shares of Class A common stock is subject to anti-dilution adjustments based upon the anti-dilution provisions contained in these instruments. The issuance of the additional of shares of Class A common stock upon conversion and exercise could cause the market price of our Class A common stock to decline.

In addition, the issuance of additional equity securities or securities convertible into equity securities would result in dilution of our existing stockholders’ equity interest. The issuance of additional equity securities or securities convertible into equity securities could also trigger an anti-dilution adjustment pursuant to outstanding warrants, convertible notes or preferred stock.

The price of our Class A common stock has fluctuated significantly during the past few years and may fluctuate significantly in the future.

Our Class A common stock, which is traded on the NASDAQ Global Market, has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our Class A common stock. The market price of our Class A common stock is likely to fluctuate, both because of actual and perceived changes in our operating results and prospects and because of general volatility in the stock market. The market price of our Class A common stock could continue to fluctuate widely in response to factors such as:

•	actual or anticipated variations in our results of operations;

•	the addition or loss of suppliers, customers and other business relationships;

•	changes in financial estimates of, and recommendations by, securities analysts;

•	conditions or trends in the apparel and consumer products industries;

•	additions or departures of key personnel;

•	sales of our Class A common stock;

•	general market and economic conditions; and

•	other events or factors, including the realization of any of the risks described in this risk factors section, many of which are beyond our control.

Fluctuations in the price and trading volume of our Class A common stock in response to factors such as those set forth above could be unrelated or disproportionate to our actual operating performance. In addition, we cannot assure you that this offering will not negatively affect the price of our Class A common stock. As a result, you may not be able to resell your shares at or above the public offering price.

We have never paid dividends on our Class A common stock and do not plan to do so in the future.

Holders of shares of our Class A common stock are entitled to receive any dividends that may be declared by our board of directors. However, we have not paid any cash dividends on our Class A common stock and we do not expect to for the foreseeable future. Also, our agreements with our senior lenders and the indenture governing our notes restrict the payment of dividends to our stockholders. Investors who anticipate the need for dividends from investments should not purchase our Class A common stock.

Our charter provisions, stockholder rights plan and Delaware law may have anti-takeover effects.

Our certificate of incorporation permits our board of directors to designate and issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of our Class A common stock, which could be used to discourage an unsolicited acquisition proposal. In addition, under certain circumstances our board of directors may grant rights to our stockholders under our stockholder rights plan. Furthermore, certain provisions of Delaware law applicable to our company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

The possible issuance of preferred stock, the granting of rights to stockholders under our stockholder rights plan and the application of anti-takeover provisions of Delaware law could each have the effect of delaying, deferring or preventing a change in control of our company, including, without limitation, discouraging a proxy contest, making more difficult the acquisition of a substantial block of Class A common stock and limiting the price that investors might in the future be willing to pay for shares of our Class A common stock.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, the price of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that industry or financial analysts publish about us or our business. We cannot predict what these analysts will publish. Furthermore, if one or more of the analysts who do cover us downgrades our Class A common stock or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our Class A common stock price to decline.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “WTSLA”. The following table sets forth, on a per share basis, the high and low sale prices on the NASDAQ Global Market for our Class A common stock.

	High	Low
Fiscal Year 2004
First Quarter	$9.39	$5.33
Second Quarter	$7.10	$3.42
Third Quarter	$5.04	$0.69
Fourth Quarter	$2.72	$1.35

Fiscal Year 2005
First Quarter	$4.40	$2.01
Second Quarter	$7.04	$3.13
Third Quarter	$6.40	$3.89
Fourth Quarter	$5.51	$4.15

Fiscal Year 2006
First Quarter	$6.83	$4.95
Second Quarter	$5.83	$4.18
Third Quarter	$6.30	$4.28
Fourth Quarter (through December 21, 2006)	$7.60	$5.67

The closing sale price of our Class A common stock on December 21, 2006 on the NASDAQ Global Market was $6.40 per share. As of December 1, 2006, there were approximately 396 holders of record of our Class A common stock.

We have not paid any cash dividends on our Class A common stock and we do not expect to do so in the future. Also, our agreements with our senior lenders and the indenture governing our convertible notes restrict us from paying dividends to our stockholders under certain circumstances.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our Class A common stock, other than proceeds received as a result of the exercise by the selling stockholders of warrants. The aggregate amount of warrant proceeds is expected to be approximately $12,141,000. We intend to use the warrant proceeds to offer to repurchase a portion of the outstanding convertible notes held by the noteholders not participating in this offering or to make cash payments to induce the remaining noteholders to convert their convertible notes into Class A common stock. We will use any remaining warrant proceeds for general corporate purposes, which may include share repurchases.

CAPITALIZATION

In connection with this offering, the selling stockholders are:

•	converting $12,713,200 in aggregate principal amount of our convertible notes into 8,475,467 shares of Class A common stock;

•	exercising Series B warrants for 1,149,107 shares of Class A common stock, with an aggregate exercise price of $2,585,491;

•	exercising Series C warrants for 2,209,821 shares of Class A common stock, with an aggregate exercise price of $5,524,553;

•	exercising Series D warrants for 1,465,938 shares of Class A common stock, with an aggregate exercise price of $4,031,330;

•	converting 1,121 shares of Series C preferred stock into 373,667 shares of Class A common stock; and

•	selling 2,326,000 shares of Class A common stock owned by the selling stockholders prior to this offering.

The following table sets forth our consolidated cash and cash equivalents and capitalization as of October 28, 2006, and our pro forma as adjusted cash and cash equivalents and capitalization to reflect the transactions described above.

	As of October 28, 2006
	Actual	Adjustments(1)	As Adjusted(2)
	($ in thousands)
Cash and cash equivalents	$77,099	$12,041	$89,140

Convertible notes, net	$7,274	$(4,031)	$3,243

Series C convertible preferred stock	$9,441	$(1,121)	$8,320

Class A common stock	$7,751	$1,367	$9,118
Paid-in capital	$238,995	$24,608	$263,603
Accumulated deficit	$(165,556)	$(9,705)	$(175,261)

Total stockholders’ equity	$81,190	$16,270	$97,460

Total capitalization	$97,905	$11,118	$109,023

(1)	The adjustments include (a) an increase in cash of $12,141 from proceeds on warrants being exercised by the selling stockholders, less payments totaling an estimated $100 for expenses incurred in connection with this offering, after reimbursement by Prentice Capital Management of 75% of the expenses incurred by our company in connection with this offering; (b) a reduction in the convertible notes, discount on notes and accrued interest in connection with the conversion of $12,713 in aggregate principal amount of convertible notes into 8,475 shares of Class A common stock being sold in this offering; (c) an increase in Class A common stock for the $0.10 par value of the 4,825 shares of Class A common stock issued on exercise of warrants, the 8,475 shares of Class A common stock issued on conversion of the convertible notes and the 374 shares of Class A common stock issued on conversion in Series C preferred stock; (d) the addition to paid-in capital for: (i) the difference between the aggregate principal amount of the convertible notes converted less the par value of the shares issued on conversion of convertible notes, (ii) the difference between the aggregate face value of the convertible preferred converted less the par value of the shares so issued and (iii) the proceeds from the warrants being exercised, less the par value of the shares so issued; and (e) an increase in accumulated deficit for (i) the write-off of unamortized discount, deferred financing costs and accrued interest upon the conversion of convertible notes; and (ii) the payments totaling an estimated $100 for expenses incurred in connection with this offering, after reimbursement by Prentice Capital Management as described above.

(2)	The as adjusted numbers reflect the warrant proceeds (net of offering expenses) as cash and do not reflect our intended use of such proceeds.

SELLING STOCKHOLDERS

The amounts and percentages of our shares beneficially owned and reported in this section are calculated on the basis of regulations of the SEC governing the determination of beneficial ownership of securities and are based on 77,676,011 shares of Class A common stock which reflects the number of shares of Class A common stock outstanding as of December 1, 2006. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Selling Stockholders

The following table sets forth the beneficial ownership of our Class A common stock before this offering and after giving effect to this offering by each of the selling stockholders, assuming the underwriters’ over-allotment option is not exercised.

Name and Address of Selling Stockholder	Shares Beneficially Owned			Number of Shares to be Sold in this Offering	Shares BeneficiallyOwned After the Sale of Shares in this Offering(4)
	Number	%			Number	%
S.A.C. Capital Associates, LLC(1) c/o S.A.C. Capital Advisors, LLC 72 Cummings Point Road Stamford, CT 06902	22,351,714	9.99	%(3)	14,473,913	7,877,801	8.1%
Prentice Capital Partners, LP(2) c/o Prentice Capital Management 623 Fifth Avenue, 32nd Floor New York, NY 10022	53,582	*		5,835	47,747	*
Prentice Capital Partners QP, LP(2) c/o Prentice Capital Management 623 Fifth Avenue, 32nd Floor New York, NY 10022	362,365	*		38,412	323,953	*
Prentice Capital Offshore Ltd.(2) c/o Prentice Capital Management 623 Fifth Avenue, 32nd Floor New York, NY 10022	1,140,621	1.4%		120,907	1,019,714	1.1%
GPC XLIII, LLC(2) c/o Prentice Capital Management 623 Fifth Avenue, 32nd Floor New York, NY 10022	331,579	*		34,846	296,733	*
GMM Capital, LLC(3) 1450 Broadway, 38th Floor New York, NY 10018	7,400,737	9.3%		1,326,087	6,074,650	6.5%

(1)

Prentice Capital Management LP, a Delaware limited partnership, which we refer to in this prospectus supplement as Prentice Capital Management, has, except in limited circumstances, investment and voting control over the securities of our company held by S.A.C. Capital Associates, LLC, an Anguillan limited liability company, which we refer to as SAC Capital Associates. In limited circumstances, in accordance with investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, which we refer to as SAC Capital Advisors, and S.A.C. Capital Management, LLC, a Delaware limited liability company, which we refer to as SAC Capital Management, would have investment and voting power with respect to the securities of our company held by SAC Capital Associates. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Associates, SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities. If the underwriters exercise their over-allotment option in full, SAC Capital Associates will sell an additional 1,989,753 shares in the offering and will beneficially own 5,888,048 shares after the offering.

(2)	Prentice Capital GP, LLC, a Delaware limited liability company, which we refer to as Prentice Capital GP, has investment and voting power with respect to the securities of our company held by the following entities, which we refer to collectively as the Domestic Funds: (i) Prentice Capital Partners, LP, a Delaware limited partnership, (ii) Prentice Capital Partners QP, LP, a Delaware limited partnership and (iii) GPC XLIII, LLC, a Delaware limited liability company. Prentice Capital Management has investment and voting power with respect to the securities of our company held by the following entities, which we refer to collectively as the Other Funds: (i) Prentice Capital Offshore Ltd., a Cayman Islands company, and (ii) SAC Capital Associates (except in limited circumstances). Mr. Michael Zimmerman controls Prentice Capital Management, Prentice Capital GP and Prentice Management GP. Each of Prentice Capital Management, Prentice Capital GP and Prentice Management GP and Mr. Zimmerman disclaims beneficial ownership of any of these securities. Each of the Domestic Funds, Other Funds and Mr. Phillips disclaims beneficial ownership of any of these securities not held by such Domestic Prentice Fund, Other Prentice Fund. If the underwriters exercise their over-allotment option in full, Prentice Capital Partners, LP will sell an additional 6,165 shares in the offering and will beneficially own 41,582 shares after the offering; Prentice Capital Partners QP, LP will sell an additional 40,588 shares in the offering and will beneficially own 283,365 shares after the offering; Prentice Capital Offshore Ltd. will sell an additional 127,760 shares in the offering and will beneficially own 891,954 shares after the offering; and GPC XLIII, LLC will sell an additional 36,821 shares in the offering and will beneficially own 259,912 shares after the offering.
(3)	If the underwriters exercise their over-allotment option in full, GMM Capital, LLC will sell an additional 198,913 shares in the offering and will beneficially own 5,875,737 shares after the offering.
(4)	Notwithstanding the amount listed for SAC Capital Associates, pursuant to the terms of the convertible notes, warrants and Series C preferred stock, such amount is subject to the conversion limitation set forth in the respective securities which prohibits the exercise or conversion, as the case may be, of the securities if such action would result in the selling securityholder (together with its affiliates) having beneficial ownership of more than 9.99% of the total issued and outstanding shares of Class A common stock.
*	Less than one percent.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 310,000,000 shares of common stock, of which 300,000,000 shares are designated as Class A common stock, $0.10 par value per share, and of which 10,000,000 shares are designated as Class B common stock, $0.10 par value per share, and 2,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation, as amended, and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of December 1, 2006, there were 77,676,011 shares of Class A common stock issued and outstanding, which were held by approximately 396 stockholders of record, and there were no shares of Class B common stock issued and outstanding. The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of Class A common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Series C Convertible Preferred Stock

In connection with our May 2005 financing transaction, we issued 24,600 shares of newly designated Series C Preferred Stock for an aggregate purchase price of $24,600,000. At issuance, the Series C Preferred Stock was convertible initially into 8,200,000 shares of our Class A common stock, reflecting an initial $3.00 per share conversion price. The current conversion price is $3.00 per share.

Undesignated Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Proposals and Director Nominations. Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting. Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or changes in our management.

Stockholder Rights Plan

General. Our company adopted a Rights Agreement dated as of August 25, 1997, as amended on August 17, 1999, or the Rights Plan. Pursuant to the Rights Plan, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of Class A common stock, or Class A Right, and one preferred stock purchase right for each outstanding share of Class B common stock, or Class B Right, and together with the Class A Rights, the Rights.

Each Class A Right entitles the registered holder to purchase from our company one one-hundredth (1/100) of a share of a new series of our preferred stock, designated as Class A Junior Preferred Stock, or Class A Preferred Stock, and each Class B Right entitles the registered holder to purchase from our company one one-hundredth (1/100) of a share of a new series of our preferred stock, designated as Class B Junior Preferred Stock, or Class B Preferred Stock, and together with the Class A Preferred Stock, the Junior Preferred Stock, in each case at a price of $73.00 per one one-hundredth (1/100) of a share, subject to certain adjustments.

Exercisability of the Rights. Currently the Rights are not exercisable, certificates have not been sent to stockholders, and the Rights trade with our common stock. The Rights, unless earlier redeemed by our board of directors, will become exercisable upon the close of business on the day which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 12% or more of the our outstanding voting stock, or an Acquiring Person and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person’s or group’s intention to commence a tender or exchange offer, the consummation of which would result in the ownership of 20% or more of our outstanding voting stock (even if no shares are actually purchased pursuant to such offer). Prior to such date, the Rights would not be exercisable, would not be represented by a separate certificate, and would not be transferable apart from our common stock.

An Acquiring Person does not include (i) our company, (ii) any of our subsidiaries, (iii) any of our employee benefit plans or employee stock plans or those of our subsidiaries, or any trust or other entity organized, appointed, established or holding our common stock for or pursuant to the terms of any such plan, (iv) any original Class B Stockholder (as such term is defined in our restated Certificate of Incorporation, as in effect on August 25, 1997) or any Permitted Transferee (as such term is defined in our restated Certificate of Incorporation, as in effect on August 25, 1997) of any such Original Class B Stockholder, or (v) any person or group whose ownership of 12% or more of the shares of voting stock of our company then outstanding results solely from (A) any action or transaction or transactions approved by our Board of Directors before such person or group became an Acquiring Person, or (B) a reduction in the number of issued and outstanding shares of voting stock of the Company pursuant to a transaction or transactions approved by the Board of Directors (provided that any person or group that does not become an Acquiring Person by reason of clause (A) or (B) above shall become an Acquiring Person upon acquisition of an additional 1% or more of our voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (A) or (B)).

Until the distribution date of the Rights (or earlier redemption or expiration of the Rights), new common stock certificates issued after August 29, 1997 will contain a legend incorporating the Rights Plan by reference. Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of our common stock certificates outstanding as of August 29, 1997, with or without a copy of the Summary of Rights attached, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights, or the Right Certificates will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate certificates alone will evidence the Rights from and after the distribution date. The Rights are not exercisable until the distribution date. The Rights will expire at the close of business on August 29, 2007, unless earlier redeemed by the Company as described below.

Rights of the Junior Preferred. The Junior Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of preferred stock. The Preferred Stock may not be issued except upon exercise of Rights. The holders of each share of Class A Preferred Stock or Class B Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share and 100 times the cash dividends declared on Class A common stock or Class B common stock, as applicable. In addition, the Junior Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities or certain rights or warrants) declared on the Class A common stock and Class B common stock, in like kind, as appropriate. In the event of liquidation, the holders of Class A Preferred Stock and Class B Preferred Stock will be entitled to receive for each share of Class A Preferred Stock or Class B Preferred Stock, as applicable, a liquidation payment in an amount equal to the greater of $73.00 per one one-hundredth (1/100) of a share or 100 times the payment made per share of Class A Common Stock or Class B Common Stock, as applicable. Each share of Class A Preferred Stock will have 100 votes and each share of Class B Preferred Stock will have 1,000 votes, in each case voting together with our common stock. In the event of any merger, consolidation or other transaction in which our Class A common stock or Class B common stock is exchanged, each share of Class A Preferred Stock or Class B Preferred Stock will be entitled to receive 100 times the amount received per share of our Class A common stock or Class B common stock, as applicable.

The rights of Junior Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. The number of shares of Junior Preferred Stock issuable upon exercise of the Rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, our common stock. The Exercise Price for the Rights is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of common stock. Unless the Rights are earlier redeemed or the transaction is approved by our Board of Directors, in the event that, after the time that the Rights become exercisable, we were to be acquired in a merger or other business combination (in which any shares of our Class A common stock or Class B common stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of our company and our subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Plan provides that proper provision will be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price. In addition, unless the Rights are earlier redeemed, if a person or group (with certain exceptions) becomes the beneficial owner of 12% or more of our voting stock (other than pursuant to a tender or exchange offer for all outstanding shares of our Class A common stock or our Class B common stock that is approved by our Board of Directors, after taking into account the long-term value of our company and all other factors they consider relevant in the circumstances, or a Qualifying Tender Offer), the Rights Plan provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the exercise price, that number of shares of the Class A Preferred Stock or Class B Preferred Stock, as applicable, having a market value at the time of the transaction equal to two times the exercise price (such market value to be determined with reference to the market value of our common stock as provided in the Rights Plan).

Fractional Shares. Fractions of shares of Junior Preferred Stock (other than fractions that are integral multiples of one one-hundredth (1/100) of a share) may, at our election, be evidenced by depositary receipts. We may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth (1/100) of a share.

Our Company’s Redemption Right. At any time on or prior to the earlier of (i) the date on which any person has become an Acquiring Person, and (ii) the close of business on August 29, 2007, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment. Immediately upon the effective time of the action of our board of directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the redemption price. For as long as the Rights are then redeemable, we may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, we may amend the Rights in any manner that does not materially and adversely affect the interests of holders of the Rights as such. Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Impact. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire our company on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination approved by our board of directors as they may be redeemed by our company at $0.01 per Right at any time until the date on which a person or group has obtained beneficial ownership of 12% or more of the voting stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the ownership and disposition of shares of Class A common stock by persons who hold such shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the Code, Treasury regulations promulgated under the Code, rulings and pronouncements published by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of the taxpayer’s circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, dealers in securities, traders in securities that elect to use a mark to market method of accounting for their securities holdings, insurance companies, pension and other employee benefit plans, tax-exempt entities, persons subject to the alternative minimum tax, persons who acquire shares of Class A common stock in connection with the performance of services, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, U.S. expatriates, persons holding the shares of Class A common stock as a part of a hedging or conversion transaction or a straddle, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar). In addition, this discussion does not discuss the effect of any U.S. estate and gift, state and local, or non-U.S. tax laws. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK, AS WELL AS THE TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

This discussion summarizes certain U.S. federal income tax consequences of the ownership and disposition of the shares of Class A common stock by “U.S. holders.” The term “U.S. holder” in this discussion means a beneficial owner of shares of Class A common stock that is:

•	a citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, of any State or of the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996.

If an entity treated as a partnership for U.S. federal income tax purposes holds the shares of Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of shares of Class A common stock that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of shares of Class A common stock.

Distributions

Any distribution we make in respect of our Class A common stock (other than certain pro rata distributions of Class A common stock) will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the Class A common stock, and thereafter as capital gain. Dividend income received by an individual U.S. holder in a tax year beginning on or before December 31, 2010 and that satisfies certain requirements generally will be subject to tax at a maximum Federal tax rate of 15%. Subject to certain restrictions, dividends received by a U.S. holder that is a corporation will be eligible for a dividends-received deduction.

Disposition of Class A Common Stock

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of Class A common stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any other property received in exchange for such stock and (2) the U.S. holder’s tax basis in the Class A common stock. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has held the Class A common stock for more than one year. Net long-term capital gain recognized by an individual U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summarizes certain U.S. federal income tax consequences that will apply to a non-U.S. holder. The term “non-U.S. holder” means a beneficial owner of shares of Class A common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal tax purposes. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” persons eligible for benefits under income tax conventions to which the United States is a party, and certain U.S. expatriates. Non-U.S. holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Distributions

In general, dividends paid by us, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Under applicable Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty, including the provision of the IRS Form W-8BEN. Dividends effectively connected with a U.S. trade or business, and, if a treaty applies, attributable to a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder provides us with certain forms, including IRS Form W-8ECI (or any successor form) and generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation and that is engaged in a U.S. trade or business may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Disposition of Class A Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of a share of Class A common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder,

•	the non-U.S. holder realizing such gain is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes, and either (i) the non-U.S. holder owns more than 5% of our Class A common stock or (ii) our Class A common stock ceases to be “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

A non-U.S. holder whose gain is described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s), subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder whose gain is described in the first bullet point above may also be subject to a branch profits tax at a 30% rate, or a lower rate if an income tax treaty applies. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. We believe we are not, have not been, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. In addition, we believe our Class A common stock will continue to be “regularly traded on an established securities market” within the meaning of Section 897(c) of the Code. However, there can be no assurances that we will not become a U.S. real property holding corporation or that our Class A common will continue to be so traded.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of dividends on the Class A common stock and the proceeds of the sale of a share of Class A common stock to a U.S. holder unless such U.S. holder is an exempt recipient (such as a corporation). Backup withholding will apply to such payments if such U.S. holder fails to provide its taxpayer identification number or certification of exempt status or fails to report in full dividend income. The backup withholding rate is currently 28%.

A non-U.S. holder in general will not be subject to backup withholding and information reporting with respect to dividend payments that we make provided that we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person and such non-U.S. holder has furnished us with IRS Form W-8BEN (or successor form). In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a share of Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the form described above and does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, or the non-U.S. holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to non-U.S. holders the amount of, and the tax withheld, if any, with respect to, any dividends paid, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the Class A common stock, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in Federal and other tax laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December 21, 2006, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of our Class A common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	6,400,000
Cowen and Company, LLC	3,040,000
Piper Jaffray & Co.	3,040,000
Brean Murray, Carret & Co., LLC.	1,440,000
Roth Capital Partners, LLC	1,440,000
ABN Amro Rothschild LLC	320,000
B. Riley & Co. Inc.	320,000

Total	16,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase up to 2,400,000 additional shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

The underwriters propose to offer the shares of our Class A common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.216 per share. After the initial public offering the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by selling stockholders	$0.36	$0.36	$5,760,000	$6,624,000
Expenses payable by the selling stockholders	$—	$—	$—	$—
Expenses payable by our company(1)	$0.03	$0.02	$450,000	$450,000

(1)	Prentice Capital Management has agreed to reimburse our company for 75% of the expenses incurred by us in connection with this offering. The reimbursement amount is included in the above table as part of the expenses payable by us.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of the final prospectus supplement relating to the offering, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The selling stockholders and our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of the final prospectus supplement relating to this offering, subject to the following exceptions:

•	on January 15, 2007, the foregoing restrictions will no longer apply to an aggregate of 825,000 shares of Class A common stock beneficially owned by certain persons subject to such restrictions,

•	on January 27, 2007, the foregoing restrictions will no longer apply to an additional 325,000 shares of Class A common stock beneficially owned by certain persons subject to such restrictions,

•	on March 28, 2007, the foregoing restrictions will no longer apply to an additional 100,000 shares of Class A common stock beneficially owned by certain persons subject to such restrictions, and

•	upon the vesting of certain performance-based shares, which may occur at any time during the lockup period, the foregoing restrictions will no longer apply to an aggregate of up to 600,000 shares,

in each case subject to extension as described below.

In addition, the foregoing restrictions will contain exceptions for the following actions by certain of the officers, directors and selling stockholders:

•	any sale of securities acquired by such person in the open market following this offering,

•	any transfer of securities (A) to a family member or trust, (B) as a bona fide gift or gifts, (C) as a distribution to partners, members or stockholders of such person provided that such transfers shall not involve a disposition for value, (D) pursuant to a sale of 100% of the outstanding securities of the company (including, without limitation, in connection with a tender offer for such securities or by way of merger of the company with another person) to a third party or group of third parties that are not affiliates of the company, (E) as required by law or (F) the pledge of shares of Class A common stock to a broker pursuant to a brokerage agreement,

•	any transfer of securities by such person to us that is deemed to occur upon the cashless exercise of options granted pursuant to our existing employee benefit plans existing, and

•	the sale of shares of Class A common stock to the underwriters in this offering,

provided however that (x) in the case of any transfer or distribution pursuant to clause (A), (B), (C), (E) or (F) of the second bullet, each transferee, donee, distributee or pledgee, as applicable, agrees in writing to be bound by the foregoing restrictions, and (y) in the case of clause (D) of such bullet, the third party or group of third parties agree in writing to be bound by the foregoing restrictions until such time as such third party or group of third parties have acquired 100% of the outstanding shares of our Class A common stock and (z), in the case of the first and third bullets, such sales or transfers are not required to be reported in any public report or filing with the SEC or otherwise, and no other public filing or report regarding such sales or transfers is voluntarily effected by such person.

Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the ‘lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in our Class A common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of our Class A common stock are made. Any resale of our Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

Representations of Purchasers

By purchasing our Class A common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our Class A common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our Class A common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of our Class A common stock, for rescission against us and the selling stockholders in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our Class A common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our Class A common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which our Class A common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our Class A common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our Class A common stock in their particular circumstances and about the eligibility of our Class A common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for S.A.C. Capital Associates, LLC and affiliates of Prentice Capital Management by Schulte, Roth & Zabel LLP, for GMM Capital LLC by Skadden, Arps, Slate, Meagher & Flom LLP, for the underwriters by Davis Polk & Wardwell, Menlo Park, California and on our behalf by Akin Gump Strauss Hauer & Feld LLP, our legal counsel.

One of our directors, Alan Siegel, is a partner of the law firm of Akin Gump Strauss Hauer & Feld LLP and, as of the date of this prospectus supplement, owns 235,000 shares of our Class A common stock and holds outstanding options to purchase 80,750 shares of our Class A common stock, of which 77,417 are presently exercisable, or become exercisable within 60 days of December 1, 2006.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to The Wet Seal, Inc.’s Annual Report on Form 10-K/A for the year ended January 28, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the restatement as described in note 20 to the consolidated financial statements and (2) express an unqualified opinion on the effectiveness of internal controls over financial reporting), and have been so incorporated in reliance upon such reports given on their authority as experts in accounting and auditing.

FORWARD-LOOKING INFORMATION

Certain information included or incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect our current expectations, estimates and predictions about future results and events. These forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “predict”, “project” and similar expressions as they relate to our company or management. In particular, certain statements included or incorporated by reference in this prospectus supplement, including, but not limited to, those relating to our company’s expected results of operations, expected comparable store sales, the accuracy of data relating to, and anticipated levels of, future inventory and gross margins, liquidity, anticipated cash requirements and sources, cost containment efforts, estimated charges, plans regarding store openings and closings, internet operations and business seasonality, are forward-looking statements.

Our company bases its forward-looking statements on management’s beliefs and assumptions, using information currently available to it. Any forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance and achievements expressed or implied by these statements. The risk factors described in the “Risk Factors” section of this prospectus supplement and in documents incorporated by reference herein, are only certain, but not all, of the factors that could cause future results to differ materially from those expressed in our forward-looking statements. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Any forward-looking statements contained in or incorporated by reference in this prospectus supplement reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, cash flows, growth strategy and liquidity.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. Information that we file later with the SEC under the Exchange Act will automatically update information included or incorporated in this prospectus. In all cases, you should rely on the later information over different information included or incorporated in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended January 28, 2006, filed on December 12, 2006;

•	Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarter ended April 29, 2006, filed on December 12, 2006;

•	Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarter ended July 29, 2006, filed on December 12, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended October 28, 2006, filed on December 12, 2006;

•	Current Report on Form 8-K, filed on April 28, 2006;

•	Current Report on Form 8-K, filed on June 7, 2006;

•	Current Report on Form 8-K, filed on June 26, 2006;

•	Current Report on Form 8-K, filed on August 18, 2006;

•	Current Report on Form 8-K, filed on November 16, 2006;

•	Current Report on Form 8-K, filed on December 8, 2006;

•	Current Report on Form 8-K, filed on December 13, 2006;

•	Current Report on Form 8-K/A, filed on December 13, 2006; and

•	Current Report on Form 8-K, filed on December 21, 2006.

You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference in, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Attention: Chief Financial Officer

(949) 699-3900

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

PROSPECTUS

$56,000,000 3.76% Secured Convertible Notes due January 14, 2012

Series B, Series C and Series D Warrants and

87,305,333 Shares of Class A Common Stock

In January 2005, we completed a private placement in which we issued to certain investors $56.0 million in aggregate principal amount of our 3.76% Secured Convertible Notes due January 14, 2012, or the Notes, convertible initially into 37,333,333 shares of our Class A common stock. In addition, we issued Series A, Series B, Series C and Series D stock purchase warrants to acquire initially up to an aggregate of 14,900,000 shares of our Class A common stock. On May 3, 2005, all of the Series A warrants and a portion of the Series B warrants were exercised for an aggregate of 3,359,997 shares of our Class A common stock.

In May 2005, we completed an additional private placement in which we issued 24,600 shares of newly designated Series C convertible preferred stock, or the Preferred Stock, convertible initially into 8,200,000 shares of our Class A common stock. We also issued additional Series E stock purchase warrants, or the May Warrants, to acquire initially up to 7,500,000 shares of our Class A common stock. We refer to the Preferred Stock and the May Warrants collectively as the May Securities in this prospectus.

This prospectus will be used by the selling securityholders to resell (i) the Notes and the remaining warrants issued in the January private placement, or the January Warrants, and collectively with the Notes, the January Securities, and (ii) certain shares of Class A common stock previously issued upon the exercise of the Series A warrants and a portion of the Series B warrants and shares of Class A common stock issuable upon conversion or exercise of the January Securities and the May Securities. This prospectus also relates to the issuance and sale of our Class A common stock issuable upon the conversion or exercise of the January Securities by subsequent purchasers of the January Securities. The resale of the May Securities is not covered by this prospectus.

We will not receive any proceeds from the sale by the selling securityholders of the January Securities or our shares of Class A common stock. However, we will receive gross proceeds (before expenses) of approximately $29.4 million from the exercise of the January Warrants and the May Warrants, or together the Warrants, based upon the applicable exercise price per share.

The January Securities and the May Securities are subject to conversion and exercise restrictions that prohibit the conversion or exercise of such securities by the holder if the holder (together with its affiliates) would beneficially own in excess of 9.99% of our Class A common stock following conversion or exercise (or such lower percentage pursuant to notice from the applicable holder).

For a description of the plan of distribution for the securities covered by this prospectus, see page 53.

None of the January Securities are listed on a national exchange or included in any automated quotation system. Our Class A common stock is quoted on the NASDAQ National Market under the symbol “WTSLA”. On July 26, 2005, the closing price of our Class A common stock on the NASDAQ National Market was $5.93 per share. You should obtain a current market quotation for our Class A common stock.

Investing in the securities described in this prospectus involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 10.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2005

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any other person to provide you with information that is different from the information contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the January Securities or any shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operation and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect our current expectations, estimates and predictions about future results and events. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to our company or our management. In particular, certain statements included or incorporated by reference in this prospectus, including, but not limited to, those relating to our expected results of operations, the accuracy of data relating to, and anticipated levels of, future inventory and gross margins, liquidity, anticipated cash requirements and sources, cost containment efforts, estimated charges, plans regarding store openings and closings, e-commerce and business seasonality, are forward-looking statements.

We base our forward-looking statements on management’s beliefs and assumptions, using information currently available to it. Any forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance and achievements expressed or implied by these statements. The risk factors described in the “Risk Factors” section of this prospectus and in documents incorporated by reference in this prospectus, are only certain, but not all, of the factors that could cause future results to differ materially from those expressed in our forward-looking statements. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Any forward-looking statements contained in or incorporated by reference in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

i

PROSPECTUS SUMMARY

This summary contains basic information about our company and the resale by the selling securityholders of the January Securities and our Class A common stock. Since it is only a summary, it does not contain all of the information that you should consider before purchasing the January Securities or our Class A common stock. You should read this entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus. As used in this prospectus, “Wet Seal,” “our company,” “we,” “us,” “our” and similar phrases refer to The Wet Seal, Inc. and its consolidated subsidiaries, unless otherwise specified. Alternatively, the term “you” refers to a prospective purchaser of any of the January Securities or our Class A common stock.

The names “Wet Seal” and “Arden B.” (which are registered in the retail store services class and pending in others) and the Wet Seal logo are trademarks and service marks of our company. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective owner.

Our Business

We are a national specialty retailer operating stores selling fashionable and contemporary apparel and accessory items designed for female customers. We are a Delaware corporation that operates two nationwide, primarily mall-based, chains of retail stores under the names “Wet Seal” and “Arden B.” As of July 25, 2005, we operated 305 Wet Seal stores and 91 Arden B. locations.

Store Formats

Wet Seal. Founded in 1962, Wet Seal targets the fashion-conscious junior female customer. While Wet Seal targets fashion-forward teens, we believe that Wet Seal’s core customer is between the ages of 17 and 19 years old. Wet Seal stores average approximately 4,000 square feet in size.

Arden B. In the fourth quarter of fiscal 1998, we opened our first Arden B. stores. Arden B. stores cater to the fashionable, sophisticated contemporary woman. With a unique mix of high quality European and custom in-house designs, Arden B. delivers a hip, sophisticated wardrobe of fashion separates and accessories for all facets of the customer’s lifestyle: everyday, wear-to-work, special occasion and casual, predominantly under the “Arden B.” brand name. Arden B. stores average approximately 3,200 square feet in size.

Internet Operations. In 1999, we established Wet Seal online, a web-based store located at www.wetseal.com offering Wet Seal merchandise to customers over the Internet. The online store was designed as an extension of the in-store experience, and offers a wide selection of our merchandise. We expanded our online business in August of 2002 with the launch of www.ardenb.com, offering Arden B. apparel and accessories comparable to those carried in the store collections.

Recent Developments

Agreements with Michael Gold

On July 7, 2005, we entered into an agreement with Michael Gold to compensate him for his part in the sales turnaround of our company and to provide incentives for his future assistance in achieving our company’s return to profitability. Mr. Gold has been acting as a consultant to our company and has been instrumental in both the design and execution of our new merchandise strategy. Mr. Gold will continue in the role until January 31, 2007. Mr. Gold will be paid $2.8 million for the fiscal year ending January 28, 2006 and $1.2 million for the fiscal year ending February 3, 2007. We will record compensation expense of approximately $2.0 million in our second fiscal quarter ending July 30, 2005 to reflect Mr. Gold’s cash compensation earned through July 30, 2005.

For the remainder of this obligation, we will record compensation expense of $0.3 million in each of our third and fourth fiscal quarters of the fiscal year ending January 28, 2006, and $0.3 million in each of our fiscal quarters of the fiscal year ending February 3, 2007.

In addition, Mr. Gold will be awarded 2,000,000 shares of non-forfeitable restricted stock to vest on January 28, 2006 and two tranches of performance shares of 1,750,000 each. Tranche 1 of the performance shares will vest as follows: 350,000 shares will vest if, at any time after January 1, 2006 and before January 1, 2008, the trailing 20-day weighted average closing price of the company’s Class A common stock, or the 20-Day Average Price, equals or exceeds $3.50 per share; an additional 350,000 shares will vest (until tranche 1 is 100% vested) each time the 20-Day Average Price during the vesting period equals or exceeds $4.00, $4.50, $5.00 and $5.50 per share, respectively. Tranche 2 of the performance shares will vest as follows: 350,000 shares will vest if, at any time after January 1, 2007 and before January 1, 2008, the 20-Day Average Price equals or exceeds $6.00 per share; an additional 350,000 shares will vest (until tranche 2 is 100% vested) each time the 20-Day Average Price during the vesting period equals or exceeds $6.50, $7.00, $7.50 and $8.00 per share, respectively. In addition, the tranche 2 performance shares to be otherwise earned in calendar year 2007 can vest earlier if sales of our Wet Seal division average $350 per square foot for any trailing 12 month period and an agreed merchandise margin is maintained. All of the shares of restricted stock and the performance shares will be issued under our 2005 Stock Incentive Plan.

For the 2,000,000 shares of non-forfeitable restricted stock, we will record non-cash compensation expense of approximately $13.3 million in the second fiscal quarter ending July 30, 2005, which is based upon the closing price per share of our Class A common stock on July 7, 2005. For the two tranches of performance shares, we will record non-cash compensation expense on a variable basis over the 30-month period ending January 1, 2008. The amount and timing of expenses associated with the performance shares could vary significantly depending upon fluctuations in our Class A common stock price per share and/or the probability of achieving the stock price performance hurdles under the agreement. Further, with respect to the second tranche of performance shares, the entire amount of any unrecognized stock compensation expense could be accelerated and charged in the period that our Wet Seal division achieves the sales per square foot and merchandise margin targets noted above anytime prior to January 1, 2008. If all of the performance share stock price hurdles are attained, we will record non-cash compensation charges of at least $20.0 million over the 30-month period ending January 1, 2008. We cannot presently determine whether the price hurdles will be achieved, the amount of the periodic charges or the timing of the charges for the reasons explained above.

We have agreed to file a registration statement on form S-8 covering the shares to be issued to Mr. Gold and, if that form of registration is not available, to file one or more registration statements to enable the resale of the shares when they are vested.

Private Placement of Preferred Stock and the May Warrants; Retirement of Bridge Loan

On May 3, 2005, we completed a private placement of securities with several investors that participated in our January private placement. Under the terms of the Securities Purchase Agreement governing this transaction, we issued 24,600 shares of our Series C Convertible Preferred Stock for an aggregate purchase price of $24.6 million. The shares of Preferred Stock are convertible into 8,200,000 shares of our Class A common stock, reflecting an initial $3.00 per share conversion price. In addition, we also issued Series E stock purchase warrants to purchase up to 7,500,000 shares of our Class A common stock. The May Warrants will be exercisable beginning on November 29, 2005 and will expire on November 29, 2010. The May Warrants have an initial exercise price equal to $3.68.

The shares of Preferred Stock have customary weighted average anti-dilution protection as well as anti-dilution protection for stock splits, stock dividends and distributions and similar transactions. Alternatively, the May Warrants will only be adjusted from time to time for stock splits, stock dividends, distributions and similar transactions. In each case the adjustments are subject to limitations imposed by the rules and regulations of the Nasdaq National Stock market. Also, pursuant to the terms of the Preferred Stock and the May Warrants, holders of these securities are prohibited from exercising the respective security if as a result such holder (together with its affiliates) would beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) more than 9.99% of our outstanding Class A common stock (or a lower percentage pursuant to notice from the applicable holder).

Under the terms of the Securities Purchase Agreement, the investors who received warrants in the January private placement exercised all of their outstanding Series A Warrants and a pro rata portion of the outstanding Series B Warrants. We issued 3,359,997 shares of our Class A common stock in the warrant exercise at an aggregate exercise price of approximately $6.4 million.

Our outstanding bridge financing facility was retired at the closing of the May private placement. Those investors who participated in the financing who were also lenders under the bridge loan facility applied the outstanding principal and interest, which was approximately $12.0 million, as partial consideration for the acquisition of their Preferred Stock and May Warrants.

We received approximately $18.0 million in net proceeds in the financing, after giving effect to the retirement of the bridge facility and the payment of transaction expenses. The net proceeds will be used for general working capital purposes.

Corporate Information

Our principal executive offices are located at 26972 Burbank, Foothill Ranch, California 92610, and our telephone number is (949) 583-9029. Our website address is www.wetsealinc.com. We have not incorporated by reference into this prospectus the information included on, or linked from, any of our websites, and you should not consider it to be a part of this prospectus.

Summary of the Offering by the Selling Securityholders

We are registering, pursuant to a registration statement of which this prospectus is a part, the Notes, January Warrants, shares previously issued upon the exercise of certain warrants and shares of Class A common stock issuable upon the exercise or conversion of the Notes, January Warrants, May Warrants and Preferred Stock and such additional shares we are required to register in order to register 130% of the shares of Class A common stock issuable upon the conversion or exercise of the January Securities and May Securities under the terms of our registration rights agreements entered into in connection with our private placements consummated on January 14, 2005 and May 3, 2005.

Summary of the Notes Offered

Issuer	The Wet Seal, Inc.

Notes Offered	$56.0 million in aggregate principal amount of Secured Convertible Notes due 2012.

Maturity Date	January 14, 2012.

Interest

Interest accrues on the Notes at an annual rate of 3.76%. We have the right to capitalize all interest payments. We will pay accrued and not capitalized interest on December 31 of each year and on the Maturity Date. The initial interest payment date is December 31, 2005.

No interest that has been capitalized shall become part of the principal amount that can be converted into shares of Class A common stock under the terms of the Note and capitalized interest shall not be subject to redemption on the Maturity Date.

Collateral

The Notes are secured by a second priority lien on substantially all of the assets of our company and certain of our subsidiaries, subject to the subordination agreements with our senior lenders (see “Description of the Notes—Ranking; Subordination”).

Conversion Price; Adjustments

At any time holders may convert any outstanding Note into shares of our Class A common stock at an initial conversion price of $1.50 per share. The conversion price may be adjusted for certain transactions affecting our Class A common stock (see “Description of the Notes—Conversion” and “Adjustment of Conversion Price Upon Issuance of Common Stock”).

Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, including capitalized interest, if any.

Conversion Limitation

Pursuant to the terms of the Notes, a holder of such Notes is prohibited from converting the Notes if as a result such holder (together with its affiliates) would beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) more than 9.99% of our outstanding Class A common stock (or a lower percentage pursuant to notice from the applicable holder).

Optional Redemption	The Notes are not redeemable at the option of our company at any time.

Events of Default

Upon the occurrence of an event of default, Holders holding at least 25% of the Notes, or the 25% Holders, may require us to redeem all or any portion of their Notes at a price equal to the greater of (i) the product of (x) the conversion amount to be redeemed and (y) 125% or 100%, as applicable, and (ii) the product of (A) the current conversion rate with respect to such conversion amount in effect at such time as the 25% Holders deliver an event of default redemption notice, and (B) the closing sale price of the Class A common stock on the date immediately preceding such event of default (see “Description of the Notes—Redemption of Notes at Option of the Holders Upon Event of Default” and “—Events of Default”).

Change of Control

Upon the occurrence of a change of control, each Holder shall have the option to require us to redeem all or a portion of its Notes at a price equal to the greater of (i) the product of (x) the conversion amount being redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Class A common stock on the Business Day on which the first public announcement of such proposed change of control is made by (B) the conversion price and (ii) 125% of the conversion amount being redeemed (see “Description of the Notes—Redemption of Notes at Option of the Holders Upon Change of Control”).

Ranking

The liens securing the Notes and the guarantees of certain of our subsidiaries are fully subordinated to the indebtedness, liens and guarantees in favor of the lenders under our senior credit facility (see “Description of the Notes—Ranking; Subordination”).

Restrictive Covenants

The Notes have been issued under an Indenture with The Bank of New York, which acts as trustee and collateral agent on behalf of the Holders. The Indenture, among other things, limits our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness or refinance our existing indebtedness;

•	make investments or acquisitions;

•	merge, consolidate, dissolve or liquidate;

•	engage in certain asset sales (including the sale of stock);

•	grant liens;

•	pay dividends; and

•	close stores.

These covenants are subject to customary exceptions and qualifications (See “Description of the Notes—Covenants”).

Dividend Rights

Each Holder shall be entitled to such dividends paid and distributions made to the holders of Class A common stock to the same extent as if such Holder had converted any outstanding Note into Class A common stock (without regard to any limitations on conversion herein, in the Note or elsewhere) and had held such shares of Class A common stock on the record date for such dividends and distributions (See “Description of the Notes—Participation”).

Listing	The Notes are not currently listed on any national securities exchange or quotation system and we do not intend to file an application for such a listing.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes by the selling securityholders.

Summary of the January Warrants Offered

Issuer	The Wet Seal, Inc.

Series B Warrants

Number of shares of Class A common stock initially underlying the Series B Warrants

2,340,003, this number reflects the number of shares of Class A common stock into which the outstanding Series B Warrants may be exercised after giving effect to the partial exercise of the Series B Warrants pursuant to the May private placement.

Exercise Price	$2.25 per share

Expiration Date	January 14, 2009

Series C Warrants

Number of shares of Class A common stock initially underlying the Series C Warrants	4,500,000

Exercise Price	$2.50 per share

Expiration Date	January 14, 2010

Series D Warrants

Number of shares of Class A common stock initially underlying the Series D Warrants	4,700,000

Exercise Price	$2.75 per share

Expiration Date	January 14, 2010

Exercise Limitation

Pursuant to the terms of each series of the January Warrants, a holder of such Warrants is prohibited from exercising the Warrant if as a result such holder (together with its affiliates) would beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) more than 9.99% of our outstanding Class A common stock (or a lower percentage pursuant to notice from the applicable holder).

Anti-dilution Protection

The respective exercise prices for the January Warrants have full ratchet anti-dilution protection and the number of shares of Class A common stock issuable upon the exercise of the January Warrants will be adjustable for stock splits and similar corporate transactions. (see “Description of the January Warrants—Anti-Dilution Protection”).

Voting and Dividend Rights

The holders of the January Warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of Class A common stock for any purpose until such January Warrants shall have been duly exercised.

Listing	The January Warrants are not currently listed on any national securities exchange or quotation system and we do not intend to file an application for such a listing.

Use of Proceeds

We will not receive any proceeds from the sale of the January Warrants by the selling securityholders. However, we will receive proceeds from the exercise of the January Warrants held by the selling securityholders. We anticipate that the net proceeds from the exercise of the January Warrants would be used for working capital and general corporate purposes.

Summary of the Common Stock Offered

Common Stock to be Offered by the Selling Securityholders	87,305,333 shares of Class A common stock, par value $0.10 per share. This amount includes the following:

•	37,333,333 shares issuable upon the conversion of the Notes;

•	11,540,003 shares issuable upon the exercise of the January Warrants;

•	7,500,000 shares issuable upon the exercise of the May Warrants;

•	8,200,000 shares issuable upon the conversion of the Preferred Stock;

•	19,372,000 additional shares of Class A common stock that we are required to register in order to register 130% of the shares of Class A common stock issuable upon conversion or exercise of the January Securities and the May Securities under the terms of our registration rights agreements entered into in connection with our private placements consummated on January 14, 2005 and May 3, 2005; and

•	3,359,997 shares previously issued upon the exercise of the Series A Warrants and the Series B Warrants.

The aggregate number of shares of Class A common stock cannot be immediately offered or sold by the selling securityholders due to the Conversion Limitation described below.

Conversion Limitation

Pursuant to the terms of the January Securities and the May Securities, a holder of such securities is prohibited from converting or exercising the securities if, as a result, such holder (together with its affiliates) would beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) more than 9.99% of our outstanding Class A common stock (or a lower percentage pursuant to notice from the applicable holder).

Common Stock Outstanding Prior to this Offering	44,631,141 shares of Class A common stock.

Listing	Our Class A common stock is quoted on the NASDAQ National Market under the symbol “WTSLA”.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling securityholders.

You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 8 and all of the other information provided to you in this prospectus prior to making an investment in the January Securities or our Class A common stock.

RISK FACTORS

Investing in the January Securities and our Class A common stock involves a high degree of risk. Before purchasing the January Securities or our Class A common stock, you should carefully consider all of the information set forth in or incorporated by reference in this prospectus and, in particular, the risks described below. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, you could lose all or part of your investment. The risks and uncertainties below are not the only ones we face, but represent the risks that we believe are material. However, there may be additional risks that we currently consider not to be material or of which we are not currently aware, and any of these risks could have the effects set forth above.

Risks Related to our Business

Since the beginning of our current fiscal year, our company has experienced significant growth in comparable store sales; however, we cannot assure you that we will be able to sustain this level of success in the future.

During the last two fiscal years, the comparable store sales in our company declined significantly, which resulted in a net loss from continuing operations in 2004. However, since February 2005, our company has witnessed significant growth in comparable store sales. Through June 30, 2005, comparable store sales increased by 42.3 percent, as compared to a 13.9 percent decline during the same period last year. In concert with Michael Gold, a well-regarded retailer, our Wet Seal division introduced a new merchandising strategy to attract teenage girls to our stores by offering current trend merchandise at low prices. However, through the first quarter of fiscal 2005, we have not yet returned to profitability.

While we have been successful to-date in the implementation of our turn around strategy, our ability to maintain our recent financial success depends in large part on a number of factors, some of which are outside of our control, including improving our forecasting of demand and fashion trends, providing an appropriate mix of appealing merchandise for our targeted customer base, managing inventory effectively, using more effective pricing strategies, selecting effective marketing techniques, optimizing store performance by closing under-performing stores, calendar shifts of holiday periods and general economic conditions. As a result, we cannot assure you that we will be able to sustain the recent results of operations in our Wet Seal division in the future.

We have incurred operating losses and negative cash flows in the past two years and we may be not be able to reverse these losses.

We have incurred operating losses and negative cash flows during each of fiscal 2003 and 2004 and through the first quarter of fiscal 2005. Although we received significant capital in connection with our January and May private placements, we will encounter liquidity constraints if our operating losses and negative cash flows continue. In such event, we will be forced to seek alternatives to address these constraints, including seeking additional debt financing or equity financing or a potential reorganization under Chapter 11 of the United States Bankruptcy Code. In the event we need to seek additional financing, we will need to obtain the prior approval of our lenders and there is no assurance we will receive such approvals on terms acceptable to us.

As a result of our operating losses and negative cash flows prior to the beginning of the current fiscal year, we experienced a tightening of credit extended to us by vendors, factors and others for merchandise and services, which could cause us to experience delays or disruption in merchandise flow.

Due to our financial results for the period prior to the beginning of the current fiscal year, we experienced a tightening of credit extended to us by vendors, factors and others for merchandise and services. The impact of this credit tightening had required us to issue letters of credit outside of the ordinary course of business, or, in many instances, to shorten vendor credit terms. Although we have experienced significant growth in comparable store sales since the beginning of the current fiscal year and our relationship with vendors has not deteriorated, this credit tightening remains the same. If supply difficulties arise due to this credit tightening, we could experience delays or disruption in merchandise flow, which, in turn, could have an adverse effect on our financial condition and results of operations.

Our decision to close certain Wet Seal stores may not significantly improve our financial condition or results of operations.

On December 28, 2004, we announced that we would close approximately 150 Wet Seal stores as part of our turn-around strategy. We appointed Hilco Merchant Resources, LLC, or Hilco, to manage the inventory liquidations for the stores that we have closed and Hilco Real Estate, LLC to negotiate with the respective landlords. We completed the store closing plan on March 5, 2005 and through that date we closed a total of 153 stores. Upon the decision to close these stores, we wrote down the carrying value of these impaired assets to realizable value, a non-cash event that negatively impacted our earnings and earnings per share. Further, by closing these stores before the expiration of the applicable lease term, we are required in most instances to make payments to the landlords in the form of cash and/or equity payments to terminate or “buy out” the remaining term of the applicable lease. Although Hilco is in negotiations with the landlords on our behalf, we cannot assure you that we will be able to reach an agreement with all the landlords on terms acceptable to us.

Moreover, although these stores had been underperforming as compared with our other Wet Seal stores, there is no assurance that in the long term these store closures will have a significant positive impact upon our operating results or that we will not have to close additional stores in the future. Furthermore, if we are not successful in reducing our non-store expenses, including our general and administrative overhead, in line with our reduced store count and projected revenues, it is unlikely that we would achieve significant profitability even if our net sales revenue increases.

Covenants contained in agreements governing our existing indebtedness restrict the manner in which we conduct our business and our failure to comply with these covenants could result in a default under these agreements, which would have a material adverse effect on our business, financial condition, growth prospects and ability to procure merchandise for our stores.

Our senior credit facility and the indenture governing our Notes contain covenants that restrict the manner in which we conduct our business. Subject to certain exceptions, these covenants restrict, among other things, our ability, and the ability of certain of our subsidiaries, to:

•	incur or guarantee additional indebtedness or refinance our existing indebtedness;

•	make investments or acquisitions;

•	merge, consolidate, dissolve or liquidate;

•	engage in certain asset sales (including the sale of stock);

•	grant liens or assets;

•	pay dividends; and

•	close stores.

A breach of any of these covenants could result in a default under the agreements governing our existing indebtedness, acceleration of any amounts then outstanding, the foreclosure upon collateral securing the debt obligations, or the unavailability of the lines of credit. As a result, our ability to continue as a going concern would be significantly impacted and may require our company to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

Our company is a defendant in a class action and the subject of an investigation by the Securities and Exchange Commission.

As previously reported, our company, certain of our former directors, and former and current officers, have been named as defendants in several securities class actions. These actions have now been consolidated in the United States District Court for the Central District of California.

On or about February 1, 2005, the District Court appointed lead plaintiffs, in the consolidated action, filed their Consolidated Class Action Complaint for Violation of the Federal Securities Laws, entitled “Laborer’s International Union of North America Local Union and District Counsel Fund, Laborer’s National (Industrial) Pension Fund, et. al, plaintiffs, v. Wet Seal Inc., Irving Teitelbaum, Peter D. Whitford, Douglas C. Felderman, Walter Parks, Joseph E. Deckop, Allan Haims, Stephen Gross, and La Senza Corporation, defendants.”

The consolidated complaint alleges violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by, among other allegations, making false and misleading statements concerning the progress of our company to stem the losses of our Wet Seal division and return that business to profitability as well as the illegal use of material non-public information by former directors and a company controlled by them. The plaintiff seeks class certification, compensatory damages, interest, costs and attorneys’ fees and expenses.

We have filed a motion to dismiss the consolidated complaint but there is no assurance it will be successful. If significant damages are assessed against our company it may, in the future, have a material adverse effect on the financial condition of our company and the results of operations.

In February, we announced that the Pacific Regional Office of the SEC had commenced an informal, non-public inquiry regarding our company. We indicated that the SEC’s inquiry generally related to the events and announcements regarding our company’s 2004 second quarter earnings and the sale of our Class A common stock by La Senza Corporation and its affiliates during 2004. On April 19, 2005, the SEC advised us that it issued a formal order of investigation in connection with its review of matters relating to our company.

Consistent with the previous announcement, we intend to cooperate fully with the SEC’s inquiry. It is too soon to determine whether the outcome of this inquiry will have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have had significant management changes recently and these changes may impact our ability to execute our turn-around strategy in the near term.

In general, our success depends to a significant extent on the performance of our senior management, particularly personnel engaged in merchandising and store operations, and on our ability to identify, hire and retain additional key management personnel. In November 2004, the Chairman and Chief Executive Officer and the President of our Wet Seal division resigned from our company. In addition, as part of our turn-around strategy, all of the members of our board of directors, with the exception of Henry D. Winterstern and Alan Siegel, have either resigned or retired. In December 2004 and January 2005, we appointed a new President and Chief Executive Officer and four members to our board of directors.

We anticipate that we will experience a transition period before this new management team is fully integrated with our company, which could impact our ability to confront the financial challenges that impact our company. In addition, there is a risk that we may lose additional members of our senior management team. If so, due to the intense competition for qualified personnel in the retail apparel industry, we cannot assure you that we will be able to identify, hire or retain the key personnel with the merchandising and management skills necessary to implement our turn-around strategy and offer appealing products to our target market.

We need to employ personnel with the requisite merchandising skills to continue our merchandising strategy implemented by Mr. Gold.

Michael Gold has assisted our company with our recent merchandising initiatives. Under the direction of Mr. Gold, our Wet Seal division has introduced and implemented a new merchandising strategy to attract teenage girls to our stores. On July 7, 2005, we entered into an agreement with Mr. Gold to confirm his continuing services as a consultant to our company and to secure his services until January 31, 2007.

Although our agreement with Mr. Gold provides him with significant financial incentives, Mr. Gold may terminate his agreement with our company at any time. In light of this situation, we are actively seeking personnel with sufficient merchandising skills to continue the merchandising strategy implemented by Mr. Gold. If Mr. Gold terminates his agreement and he elects not to continue his relationship with our company, the results of our operations may be significantly and adversely impacted. In addition, if we are unable to identify and retain personnel with outstanding merchandising skills to replace Mr. Gold, our comparable store sales and sales revenue could decline.

The shares issued under our 2005 Stock Incentive Plan will result in a substantial dilution of our earnings per share and will result in significant charges to our company.

In January 2005, we established our 2005 Stock Incentive Plan to attract and retain directors, officers, employees and consultants. Following the recent approval of an amendment to our 2005 Stock Incentive Plan, there are 12,500,000 shares of our Class A common stock reserved for issuance under this incentive plan. As of July 25, 2005, an aggregate of 10,300,000 shares of restricted Class A common stock had been granted to Joel N. Waller, our Chief Executive Officer, Gary White, our Executive Vice President of Wet Seal, Michael Gold and our non-employee directors.

As a result of the granting of restricted shares, we will incur non-cash compensation expense charges to our earnings over the vesting periods or when the restrictions lapse. As a result, the restricted shares issued will have a significant adverse effect on our results of operation and on our earnings per share.

Our reported earnings and earnings per share will be significantly impacted as a result of the issuance of the January Securities and the May Securities and their subsequent conversion or exercise.

As a result of our issuance of the January Securities and the May Securities and in accordance with accounting guidelines noted in Emerging Issues Task Force (EITF) 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, to Certain Convertible Instruments” and Accounting Principles Board No. 14 “Accounting for Convertible Debt issued with stock Purchase Warrants”, we determined the fair market value of the Warrants issued as well as the value of the beneficial conversion feature. The value assigned to the Warrants and the beneficial conversion feature reduced the face value of the Notes resulting in a discount that will be amortized over the life of the Notes. The amortization of the discount will result in significant non-cash charges and will have an adverse effect on our earnings and earnings per share.

Prior to the conversion or the exercise of the January Securities and the May Securities, the shares of Class A common stock underlying these securities may be included in the calculation of basic or fully diluted earnings per share, provided their inclusion is not anti-dilutive. Although the holders of these securities may not convert or exercise the respective securities if they would own (together with any affiliates) more than 9.99% of our Class A common stock, upon such conversion and/or exercise, as applicable, our earnings per share would be expected to decrease, or our net loss per share to decrease, as a result of the inclusion of the underlying shares of Class A common stock in our per share calculations.

If the Notes remain outstanding for all of fiscal 2005, interest expense, whether capitalized or paid, will have a significant impact on our financial results.

Our internal controls have material weaknesses.

Management conducted an evaluation of the effectiveness of our company’s internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our company’s internal control over financial reporting was not effective. Management identified internal control deficiencies that represented material weaknesses in internal control over the financial statement close process. The control deficiencies generally related to (i) our company’s resources and level of technical accounting expertise within the accounting function which are insufficient to properly evaluate and account for non-routine or complex transactions, such as the timely determination of the appropriate accounting for our leases or financing transaction completed in January 2005, and (ii) the timely preparation, review and approval of certain account analyses and reconciliations of significant accounts. These material weaknesses affect our ability to prepare interim and annual consolidated financial statements and accompanying footnote disclosures in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. These material weaknesses, if not remediated, create increased risk of misstatement of our financial results. In addition, we may lose investor confidence in our financial reporting.

If we are unable to anticipate and react to new fashion trends and/or if there is a decrease in the demand for fashionable, casual apparel, our financial condition and results of operations could be adversely affected.

Our brand image is dependent upon on our ability to anticipate, identify and provide fresh inventory reflecting current fashion trends. If we fail to anticipate, identify or react appropriately or in a timely manner to these fashion trends, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products, which could adversely affect our financial condition and results of operations. This risk is particularly acute because we rely on a limited demographic customer base for a large percentage of our sales.

Our sales also depend upon the continued demand by our customers for fashionable, casual apparel. Demand for our merchandise could be negatively affected by shifts in consumer discretionary spending to other goods, such as electronic equipment, computers and music. If the demand for apparel and related merchandise were to decline, our financial condition and results of operations would be adversely affected by any resulting decline in sales.

Our failure to effectively compete with other retailers for sales and locations could have a material adverse effect on our financial condition and results of operations.

The women’s retail apparel industry is highly competitive, with fashion, quality, price, location, in-store environment and service being the principal competitive factors. We compete for sales with specialty apparel retailers, department stores and certain other apparel retailers, such as American Eagle, Banana Republic, BCBG, bebe, Charlotte Russe, Express, Forever 21, Gap, H&M, Old Navy, Pacific Sunwear and Urban Outfitters. We face a variety of competitive challenges, including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in a narrowly-defined market segment;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers in our target demographic;

•	efficiently sourcing merchandise; and

•	competitively pricing our products and achieving customer perception of value.

In addition to the competitive challenges specified above, many of our competitors are large national chains, which have substantially greater financial, marketing and other resources than we do and which may be better able to adapt to changing conditions that affect the competitive market. Also, our industry has low barriers to entry that allow the introduction of new products or new competitors at a faster pace. Any of these factors could result in reductions in sales or the prices of our products which, in turn, could have a material adverse effect on our financial condition and results of operations.

Further, although we believe that we compete effectively for favorable site locations and lease terms in shopping malls and other locations, competition for prime locations and lease terms within shopping malls, in particular, and at other locations is intense, and we cannot assure you that we will be able to obtain new locations or maintain our existing locations on terms favorable to us, if at all.

Historically we have grown through opening new stores; however, due to our financial condition we do not anticipate opening a significant number of additional stores in the immediate future, which could adversely affect the growth of our business.

Our company has historically expanded by opening new stores, remodeling existing stores and acquiring other store locations or businesses that complement and enhance our operations. From time to time we have created new retail concepts such as Arden B. However, as result of our financial condition we may not be able to take advantage of certain business opportunities in the same manner as we have historically. While a conservative approach to opening new stores may assist our efforts in the return to profitability, it may have a negative impact upon our growth within certain markets or require us to expend more capital to gain entry in the future.

Because of the importance of our brand names, we may lose market share to our competitors if we fail to adequately protect our intellectual property rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We have registered trademarks for Wet Seal and Arden B. (which are registered in the retail store services class and pending in others). We take actions to establish and protect our intellectual property. However, we cannot assure you that others will not imitate our products or infringe on our intellectual property rights. In addition, we cannot assure you that others will not resist or seek to block the sale of our products as violative of their intellectual property rights. If we are required to stop using any of our registered or non-registered marks, our sales could decline and, consequently, our business and results of operations could be adversely affected.

Our business is affected by local, regional and national economic conditions.

Our business is sensitive to consumer spending patterns and preferences. Various economic conditions affect the level of spending on the merchandise we offer, including general business conditions, interest rates taxation, and the availability of consumer credit and consumer confidence in future economic conditions. Our growth, sales and profitability may be adversely affected by unfavorable occurrences in these economic conditions on a local, regional or national level. We are especially affected by economic conditions in California, where approximately 13% of our stores are located.

Further, the majority of our stores are located in regional shopping malls. We derive sales, in part, from the high volume of traffic in these malls. The inability of mall “anchor” tenants and other area attractions to generate consumer traffic around our stores, or the decline in popularity of malls as shopping destinations would reduce our sales volume and, consequently, adversely affect our financial condition and results of operations.

Our business is seasonal in nature, and any decrease in our sales or margins during these periods could have a material adverse effect on our company.

The retail apparel industry is highly seasonal. We generate our highest levels of sales during the Christmas season, which begins the week of Thanksgiving and ends the first Saturday after Christmas, and the “back-to-school” season, which begins the last week of July and ends the first week of September. Our profitability depends, to a significant degree, on the sales generated during these peak periods. Any decrease in sales or margins during these periods, whether as a result of economic conditions, poor weather or other factors beyond our control, could have a material adverse effect on our company.

We depend upon key vendors to supply us with merchandise for our stores, and the failure of these vendors to provide this merchandise could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to purchase current season apparel in sufficient quantities at competitive prices. The inability or failure of our key vendors to supply us with adequate quantities of desired merchandise, the loss of one or more key vendors or a material change in our current purchase terms could adversely affect our financial condition and results of operations by causing us to experience excess inventories and higher markdowns. We have no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. We cannot assure you that we will be able to acquire desired merchandise in sufficient quantities or on terms acceptable to us in the future, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We depend upon a single distribution facility, and any significant disruption in the operation of this facility could harm our business, financial condition and results of operations.

The distribution functions for all of our stores are handled from a single, leased facility in Foothill Ranch, California. Any significant interruption in the operation of this facility due to a natural disaster, accident, system failure or other unforeseen event could delay or impair our ability to distribute merchandise to our stores and, consequently, lead to a decrease in sales. As a result, our business, financial condition and results of operations could be harmed.

We do not authenticate the license rights of our suppliers.

We purchase merchandise from a number of vendors who hold manufacturing and distribution rights under the terms of license agreements. We generally rely upon each vendor’s representation concerning those manufacturing and distribution rights and do not independently verify whether each vendor legally holds adequate rights to the licensed properties they are manufacturing or distributing. If we acquire unlicensed merchandise, we could be obligated to remove it from our stores, incur costs associated with destruction of the merchandise if the vendor is unwilling or unable to reimburse us and be subject to civil and criminal liability. The occurrence of any of these events could adversely affect our financial condition and results of operations.

We experience business risks as a result of our Internet business.

We compete with Internet businesses that handle similar lines of merchandise. These competitors have certain advantages, including the inapplicability of sales tax and the absence of retail real estate and related costs. As a result, increased Internet sales by our competitors could result in increased price competition and decreased margins. Our Internet operations are subject to numerous risks, including:

•	reliance on third-party computer and hardware providers;

•	diversion of sales from our retail stores; and

•	online security breaches and/or credit card fraud.

Our inability to effectively address these risks and any other risks that we face in connection with our Internet business could adversely affect the profitability of our Internet business.

We are subject to risks associated with our procurement of products from non-U.S. based vendors, any of which could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of our products are manufactured outside the United States. As a result, we are susceptible to greater losses as a result of a number of risks inherent in doing business in international markets and from a number of factors beyond our control, any of which could have a material adverse effect on our business, financial condition or results of operations. These factors include:

•	import or trade restrictions (including increased tariffs, customs duties, taxes or quotas) imposed by the United States government in respect of the foreign countries in which our products are currently manufactured or any of the countries in which our products may be manufactured in the future;

•	political instability or acts of terrorism, significant fluctuations in the value of the U.S. dollar against foreign currencies and/or restrictions on the transfer of funds between the United States and foreign jurisdictions, any of which could adversely affect our merchandise flow and, consequently, cause our sales to decline; and

•	local business practices that do not conform to our legal or ethical guidelines.

Our imports are limited by textile agreements between the United States and a number of foreign jurisdictions, including Hong Kong, China, Taiwan and South Korea. These agreements may impose quotas from time to time on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow the United States to limit the importation of categories of merchandise that are not now subject to specified limits. The United States and the countries in which our products are produced or sold may also, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. In addition, none of our international suppliers or international manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and import quota capacity. If we were unable to obtain our raw materials and finished apparel from the countries where we wish to purchase them, either because room or space under the necessary quotas was unavailable or for any other reason, or if the cost of doing so should increase, it could have a material adverse effect on our business, financial condition or results of operations.

Increases in Federal and state statutory minimum wages could increase our expenses, which could adversely affect our results of operations.

Connecticut, Illinois, Oregon, District of Columbia, New York and Washington have each increased their state minimum wages to a level that significantly exceeded the Federal minimum wage as of January 1, 2005. As of July 25, 2005, we operated 56 stores in those states. These recent increases in the state statutory minimum wage and any future Federal or state minimum wage increases could raise minimum wages above the current wages of some of our employees. As a result, competitive factors could require us to make corresponding increases in our employees’ wages. Increases in our wage rates increase our expenses, which could adversely affect our results of operations.

Violation of labor laws and practices by our suppliers could harm our business and results of operations.

As part of our commitment to human rights, we require our domestic and foreign suppliers to abide by a Code of Conduct for Vendors and Suppliers, which sets forth guidelines for acceptable factory policies and procedures regarding workplace conditions, including wages and benefits, health and safety, working hours, working age, environmental conditions and ethical and legal matters. If one of our suppliers fails to comply with this Code, we may be required to discontinue our relationship with that supplier, which could result in a shortfall in our inventory levels. Further, if the supplier’s non-compliance were publicly disclosed, our customers may refuse to purchase our products. Either of these events could harm our business and results of operations.

Our involvement in lawsuits, both now and in the future, could negatively impact our business.

We are currently a defendant in a number of lawsuits, including a class action lawsuit, and we have been involved in a variety of other legal proceedings in the past. Although we intend to vigorously defend the claims against us, if any of the claims in these lawsuits or any future lawsuit are resolved unfavorably to us, we may be required to pay substantial monetary damages or pursue alternative business strategies. This could have a material adverse effect on our business. In addition, our defense of these actions has resulted, and may continue to result, in substantial costs to us as well as require the significant dedication of management resources. If we choose to settle any of these lawsuits, the settlement costs could have a material adverse effect on our cash resources and financial condition.

Risks Related to the Notes and January Warrants

We may not have sufficient funds to make required payments on the Notes.

Although we received a significant amount of capital in the January and May private placements, our liquidity position is constrained by the operating losses from our business. As a result, we may not have sufficient funds to make the interest and principal payments on the Notes when due, either at maturity or upon the occurrence of certain events. If we do not have sufficient funds to make these payments, we will have to obtain an alternative source of funds, including sales of our assets or assets of our subsidiaries or sales of our equity securities or capital. We cannot assure you that we will be able to obtain sufficient funds to meet our payment obligations under the Notes through any of these alternatives or that we will be permitted by our senior lenders to obtain funds through any of these alternatives. In the event that we are not able to make the required payments at maturity or otherwise, we will be forced to seek alternatives, including seeking additional debt financing or equity financing or a potential reorganization under Chapter 11 of the United States Bankruptcy Code.

The Notes are subordinated to the rights of the lenders of our senior indebtedness.

The Notes are secured obligations of our company. However, the Notes are subordinated in right of payment to the rights of the lenders under our senior credit facility with respect to all payment obligations. The documents governing the senior indebtedness place restrictions on our ability to make payments under the Notes. Accordingly, no payments may be made to the holders of the Notes unless and until all required payments have been made to our senior lenders.

The pledged collateral may not fully secure the payments due under the Notes.

The Notes are secured by a second priority lien on all of the assets of our company and of our wholly owned subsidiaries, The Wet Seal Retail, Inc., Wet Seal Catalog, Inc. and Wet Seal GC, Inc. As a result, the rights of the holders of the Notes with respect to the proceeds from the sale of the collateral are subordinated to the rights of our senior lenders. After application of the proceeds from the sale of the collateral to satisfy the obligations of our senior lenders, the remaining proceeds may be less than the outstanding principal amount of the Notes, together with any accrued and unpaid interest. Moreover, there can be no assurance that all the assets pledged as collateral can be sold, or that they can be sold at the then current market price.

We may not be able to fund a request for redemption of the Notes in the event of a change of control or an event of default.

Upon the occurrence of a change of control or an event of default (each as defined in the Indenture governing the Notes), we may be required by the holders of the Notes to redeem all or a portion of the Notes. The source of funds for any redemption of the Notes will be our available cash or cash generated from other sources, including operating activities, borrowings or sales of assets or equity. However, we cannot assure you that we will have sufficient funds available to purchase all of the Notes from the holders electing to redeem their Notes at that time, in which case we may only be able to redeem a pro rata amount from each holder electing such redemption.

There are certain conversion and exercise restrictions associated with the Notes and the January Warrants.

The Notes and the January Warrants may not be converted or exercised if the holder of the respective security (together with its affiliates) would beneficially own in excess of 9.99% of our outstanding Class A common stock following such exercise or conversion.

If an active market for the Notes and the January Warrants fails to develop or is not sustained, the trading price and liquidity of the Notes and the January Warrants could be materially and adversely affected.

Prior to the effectiveness of this registration statement, there has been no public trading market for the Notes or the January Warrants. We cannot assure you that any market for the Notes or the January Warrants will develop or, if one does develop, that it will be maintained. If an active market for the Notes or the January Warrants fails to develop or be sustained, the trading price and liquidity of the Notes or the January Warrants could be materially adversely affected. Moreover, the Notes or the January Warrants may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and the financial condition, and the performance and prospects of our company. Any decline in trading price, regardless of the cause, may adversely affect the liquidity and trading markets for the Notes and the January Warrants.

The trading prices for the Notes and January Warrants are directly affected by the trading prices of our Class A common stock, the general level of interest rates and our credit quality.

The trading prices of the Notes and the January Warrants in the secondary market are directly affected by the trading prices of our Class A common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our Class A common stock or interest rates will rise or fall. Trading prices of our Class A common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and issuances of substantial amounts of Class A common stock by us in the market, or the perception that such issuances could occur, could affect the price of our Class A common stock.

Risks Related to our Class A Common Stock

Our stockholders may experience significant dilution.

Since May 2004, we have completed private placements which are potentially very dilutive to our stockholders.

•	On June 29, 2004, as part of our private placement of equity securities to institutional and other accredited investors, we issued warrants to acquire 2,109,275 shares of Class A common stock. The warrants issued in this private placement will be adjusted from time to time for stock splits, stock dividends, distributions and similar transactions.

•	On January 14, 2005, we issued the Notes and January Warrants which were convertible initially into an aggregate amount of 52,233,333 shares of Class A common stock. The conversion and exercise prices of the January Securities have full ratchet anti-dilution protection, which means the conversion or exercise price, as the case may be, will be adjusted from time to time in the event of the issuance of shares of Class A common stock or of securities convertible or exercisable into shares of our Class A common stock, at prices below the applicable conversion or exercise price. On May 3, 2005 a portion of the warrants issued in the January private placement were exercised for 3,359,997 shares of Class A common stock.

•	On May 3, 2005, we issued shares of Preferred Stock which are initially convertible into 8,200,000 shares of our Class A common stock and the May Warrants which are initially exercisable into 7,500,000 shares of our Class A common stock. The shares of Preferred Stock have customary weighted average anti-dilution protection as well as anti-dilution protection for stock splits, stock dividends and distributions and similar transactions. Alternatively, the May Warrants will only be adjusted from time to time for stock splits, stock dividends, distributions and similar transactions.

Although certain conversion and exercise restrictions are placed upon the holders of the January Securities and the May Securities, the issuance of the additional shares of Class A common stock will cause our existing stockholders to experience significant dilution in their investment in our company. In addition, if the cash liquidity issues described elsewhere in these risk factors require us to obtain additional financing involving the issuance of equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our Class A common stock to decline, which could impair our ability to raise additional financing.

The price of our Class A common stock has fluctuated significantly during the past few years and may fluctuate significantly in the future, which may make it difficult for you to resell the January Securities or the shares of Class A common stock.

Our Class A common stock, which is traded on the NASDAQ National Market, has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our Class A common stock. The market price of our Class A common stock is likely to fluctuate, both because of actual and perceived changes in our operating results and prospects and because of general volatility in the stock market. The market price of our Class A common stock could continue to fluctuate widely in response to factors such as:

•	actual or anticipated variations in our results of operations;

•	the addition or loss of suppliers, customers and other business relationships;

•	changes in financial estimates of, and recommendations by, securities analysts;

•	conditions or trends in the apparel and consumer products industries;

•	additions or departures of key personnel;

•	sales of our common stock;

•	general market and economic conditions; and

•	other events or factors, many of which are beyond our control.

Fluctuations in the price and trading volume of our Class A common stock in response to factors such as those set forth above could be unrelated or disproportionate to our actual operating performance. Moreover, the market price of the Notes and the January Warrants may be significantly impacted by the trading price of the Class A common stock.

Our Class A common stock could be subject to short selling and other hedging techniques and, if this occurs, the market price of our Class A common stock could be adversely affected.

Our company’s Class A common stock could be subject to a number of hedging transactions including the practice of short selling. Short selling, or “shorting,” occurs when stock is sold which is not owned directly by the seller; instead, the stock is “loaned” for the sale by a broker-dealer to someone who “shorts” the stock. In most situations, this is a short-term strategy by a seller, and based upon volume, may at times drive stock values down.

Based upon a review of the current stock ownership filings made by our stockholders with the SEC, we have identified several investment firms that own equity interests in our company. These firms may actively engage in hedging transactions, including the short selling of our Class A common stock. Moreover, a significant percentage of the convertible securities issued in our recent private placement transactions are held by investment firms who may engage in such transactions. Any such hedging activities could reduce the value of our current stockholders’ equity interests in our company at and after the time the hedging transactions have occurred.

We have never paid dividends on our Class A common stock and do not plan to do so in the future.

Holders of shares of our Class A common stock are entitled to receive any dividends that may be declared by our board of directors. However, we have not paid any cash dividends on our Class A common stock and we do not expect to do so in the future. Also, our agreements with our senior lenders and the indenture governing the Notes prohibit us from paying dividends to our stockholders. We intend to retain any future earnings to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should not purchase our Class A common stock.

Our charter provisions, rights plan and Delaware law may have anti-takeover effects.

Our certificate of incorporation authorizes our board of directors to designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power of other rights of the holders of our Class A common stock, which could be used to discourage an unsolicited acquisition proposal. In addition, under certain circumstances our board of directors may grant rights to our stockholders under our rights plan. Furthermore, certain provisions of Delaware law applicable to our company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

The possible issuance of preferred stock, the granting of rights to stockholders under our rights plan and the application of anti-takeover provisions of Delaware law could each have the effect of delaying, deferring or preventing a change in control of our company, including, without limitation, discouraging a proxy contest, making more difficult the acquisition of a substantial block of our Class A common stock and limiting the price that investors might in the future be willing to pay for shares of our Class A common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the Notes, the January Warrants or the shares of Class A common stock. If the Warrants are exercised in full, we will receive gross proceeds (before expenses) of approximately $29.4 million. We anticipate that the net proceeds from the exercise of the Warrants would be used for working capital and general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each of the periods shown. Amounts are in thousands, except ratios and where noted.

	Fiscal Quarter Ended April 30, 2005(2)	Fiscal Years Ended
		January 29, 2005(3)	January 31, 2004(4)	February 1, 2003	February 2, 2002	February 3, 2001
Ratio of earnings to fixed charges(1)				1.6x	3.5x	2.5x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of (loss) income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest, expense amortization of deferred financing costs related to indebtedness and estimated interest expense included in minimum gross rent.

(2)	Earnings were insufficient to cover fixed charges by $8.6 million.

(3)	Earnings were insufficient to cover fixed charges by $163.8 million.

(4)	Earnings were insufficient to cover fixed charges by $60.3 million.

DESCRIPTION OF THE NOTES

We issued the Notes under an Indenture between us and The Bank of New York, as trustee (the “Trustee,” which term includes any successor as Trustee under the Indenture) and collateral agent. Copies of the Indenture referred to below are incorporated by reference to Exhibits 4.4 and 10.28, respectively, to our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC on April 29, 2005 and are available as set forth below on page 62 under the heading “Where You Can Find More Information”.

The following is a summary of certain provisions of the Notes and the Indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the terms and conditions of the Notes and the Indenture, including the definitions of certain terms contained therein. As used in this section, the terms “we”, “us” and “our” refer to The Wet Seal, Inc., but not any of our subsidiaries, unless the context requires otherwise. References to the “Notes” and to any other defined term used in the following summary have the meaning set forth in this summary under the heading “—Certain Definitions”.

General

The Notes:

(i) are limited to an aggregate principal amount of $56.0 million;

(ii) are convertible, at each holder’s option, into our Class A common stock, at an initial conversion price of $1.50 per share;

(iii) bear interest at 3.76%;

(iv) require interest to be paid annually, on each December 31, with the first payment due in 2005, except that interest is to be capitalized on the outstanding principal amount, unless we elect to make the interest payment in cash; however no capitalized interest may be converted into shares of Class A common stock and any unpaid capitalized interest will cease to exist upon such conversion;

(v) are due and payable on January 14, 2012, or earlier under certain circumstances;

(vi) are secured by a second lien on substantially all of the assets of our company and certain of our wholly-owned subsidiaries; subject to the Subordination Agreement; and

(vii) are subordinate to all senior secured indebtedness and are senior to all other indebtedness of our company and our subsidiaries.

Our outstanding bridge financing facility that was entered into and extended as a part of our January private placement was retired at the closing of the May private placement. Prior to the retirement of the bridge facility, the Indenture and our company’s obligations thereunder were subordinated to our company’s payment obligations under the bridge facility. The Indenture has not been amended to reflect the retirement of the bridge loan and the termination of the related documents.

Interest

The Notes bear interest at a rate of 3.76%. Interest on the Notes is computed on the basis of a 365-day year and actual days elapsed and is payable in arrears on the last day of each calendar year (each an “Interest Date”) during the period beginning on January 14, 2005 and ending on, and including, January 14, 2012 (the “Maturity Date”). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from the original payment date to the date of that payment on the next succeeding business day.

Interest shall be payable on each Interest Date in cash; provided, however, all or any portion of the Interest due on any Interest Date shall be capitalized on and as of such Interest Date by adding it to the outstanding

Principal Amount on the Notes (“Capitalized Interest”), unless we deliver written notice to the Trustee that we shall pay all or such portion of the Interest due on such Interest Date in cash; provided, that, no Interest that has been capitalized shall become part of the Principal Amount that can be converted into shares of Class A common stock under the terms of the Note and shall not be subject to redemption on the Maturity Date. From and after the occurrence of an Event of Default, the Interest Rate shall be increased to fifteen percent (15%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

Ranking; Subordination

The Notes are subordinate to all senior secured indebtedness in accordance with the Subordination Agreement, and senior to all other indebtedness of our company and our subsidiaries.

Security

Our obligations under the Notes and the Indenture are secured by a second priority lien over all of the collateral currently securing the borrowing obligations owed to our lenders under the Senior Credit Agreement. The collateral securing the Obligations consists of substantially all of the assets of our company and certain of our company’s wholly-owned subsidiaries (The Wet Seal Retail, Inc., Wet Seal Catalog, Inc. and Wet Seal GC, Inc.), including a pledge of such subsidiaries’ capital stock and our company’s and such subsidiaries’ accounts; deposit accounts; commercial tort claims; certain general intangibles (other than certain general intangibles subject to a valid and effective contractual restriction or limitation), including patents, trademarks, copyrights and other intellectual property; equipment (other than certain equipment subject to a “purchase money security interest”); inventory; goods; fixtures; investment property; documents; instruments; chattel paper; letter of credit rights; payment intangibles; supporting obligations; money, policies and certificates of insurance, deposits, cash or other property; books, records and related information, property and rights of access; insurance proceeds, refunds and premium rebates; and liens, guaranties, rights, remedies, privileges, products, proceeds, substitutions and accessions related to such items of collateral. Our Obligations under the Notes and the Indenture are further guaranteed by such wholly-owned subsidiaries of our company.

Conversion

Conversion Rights

You are entitled to convert your Notes, in denominations of $1,000 principal amount or multiples thereof, into our Class A common stock at any time before the close of business on the Business Day prior to the Stated Maturity, subject to prior redemption of the Notes.

If you wish to exercise your conversion right, you must (A) transmit by facsimile (or otherwise deliver) to the Trustee, on or prior to 5:00 p.m., New York Time, on the Conversion Date, a copy of a Conversion Notice and (B) if the Notes are in certificated form, surrender the Notes to be converted to the Trustee, as soon as practicable on or following such date (or an indemnification undertaking with respect to any such Notes in the case of its loss, theft or destruction). Notwithstanding the foregoing, as long as the Note is a Global Security, you must complete during such time the Depositary is the Holder of this Note, the appropriate instruction form for conversion (such form, also for purposes of this Note, a “Conversion Notice”) pursuant to the Depositary’s book-entry conversion program, and deliver, or cause to be delivered, by book-entry delivery an interest in such Global Security, all in accordance with the rules and procedures of the Depositary. On or before the close of business on the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), our company shall (X) provided our company’s transfer agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, cause our transfer agent to credit such aggregate number of shares of Class A common stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if such transfer agent is not participating in DTC’s Fast Automated Securities Transfer Program, execute, and shall deliver, to the address as specified in the Conversion Notice, a certificate, registered in the name of the converting holder or its designee, for the number of shares of Class A common stock to which such holder shall be entitled. If the Notes are required to be physically surrendered for conversion pursuant to the terms of the Indenture and the outstanding Principal Amount of such Notes is greater than the Principal Amount portion of the Conversion Amount being converted, then our company shall execute, and shall cause the Trustee to authenticate and deliver, at our company’s expense, to the Holder a new Note or Notes (in accordance with the provisions of the Indenture) representing the outstanding Principal Amount not converted. The Person or Persons entitled to receive the shares of Class A common stock issuable upon a conversion of any Notes shall be treated for all purposes as the record holder or holders of such shares of Class A common stock on the Conversion Date.

You will not be entitled to convert any of your Notes to the extent that after giving effect to such conversion, you (together with your affiliates) would beneficially own in excess of 9.99% (the “Conversion Limitation”) of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Class A common stock beneficially owned by you and your affiliates shall include the number of shares of Class A common stock issuable upon conversion of the Notes with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Class A common stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of the Notes beneficially owned by you or any of your affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of our company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates.

Adjustment of Conversion Price Upon Issuance of Class A Common Stock

(a) If our company issues or sells any shares of Class A common stock (including the issuance or sale of shares of Class A common stock owned or held by or for the account of our company, but excluding shares of Class A common stock deemed to have been issued or sold by our company in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the adjusted Conversion Price, the following shall be applicable:

(i) Issuance of Options. If our company grants or sells any Options and the lowest price per share for which one share of Class A common stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Class A common stock shall be deemed to be outstanding and to have been issued and sold by our company at the time of the granting or sale of such Option for such price per share. The “lowest price per share for which one share of Class A common stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by our company with respect to any one share of Class A common stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Class A common stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Class A common stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If our company issues or sells any Convertible Securities and the lowest price per share for which one share of Class A common stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Class A common stock shall be deemed to be outstanding and to have been issued and sold by our company at the time of the issuance of sale of such Convertible Securities for such price per share. The “price per share for which one share of Class A common stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by our company with respect to any one share of Class A common stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Class A common stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to the Indenture, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Class A common stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. If the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Class A common stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of our company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Class A common stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by our company therefor. If any Class A common stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by our company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by our company will be the Closing Sale Price of such securities on the date of receipt. If any Class A common stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which our company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Class A common stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by our company and the Majority Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of a Valuation Event, the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by our company and the Majority Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by our company.

(v) Record Date. If our company takes a record of the holders of Class A common stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Class A common stock, Options or in Convertible Securities or (B) to subscribe for or purchase Class A common stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Class A common stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) In case our company shall issue rights, options or warrants (other than pursuant to a stockholder rights plan) to all or substantially all holders of its Class A common stock entitling them (for a period commencing no earlier than the record date described below and expiring not more than 60 days after such record date) to subscribe for or purchase shares of Class A common stock (or securities convertible into Class A common stock) at a price per share (or having a conversion price per share) less than the Closing Price per share of Class A common stock on the Business Day immediately prior to the date of announcement of such issuance (treating the conversion or exercise price per share of the securities convertible into or exercisable for Class A common stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exercisable for Class A common stock and (ii) any additional consideration initially payable upon the conversion of such security into or exercise of such security for Class A common stock divided by (y) the number of shares of Class A common stock initially underlying such security), the Conversion Price in effect shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price by a fraction of which:

(1) the numerator of which shall be the number of shares of Class A common stock outstanding on the close of business on the date of announcement, plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion or exercise price of the securities so offered) would purchase at such Current Market Value of the Class A common stock; and

(2) the denominator of which shall be the number of shares of Class A common stock outstanding at the close of business on the date of announcement, plus the total number of additional shares of Class A common stock so offered for subscription or purchase (or into which the securities so offered are convertible or exercisable).

Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective on the date following the date of announcement of such issuance. If at the end of the period during which such rights, options or warrants are exercisable and not all rights, options or warrants shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Class A common stock actually issued (or the number of shares of Class A common stock issuable upon conversion of convertible securities actually issued).

(c) (i) In the event that our company has in effect a Rights Plan, upon conversion of the Notes into Class A common stock, to the extent that the Rights Plan is still in effect upon such conversion, the Holders of the Notes will receive, in addition to the Class A common stock, the rights described therein (whether or not the rights have separated from the Class A common stock at the time of conversion), subject to the limitations set forth in the Rights Plan. If the Rights Plan provides that upon separation of rights under such plan from our Class A common stock that the Holders would not be entitled to receive any such rights in respect of the Class A common stock issuable upon conversion of the Notes, the Conversion Price will be adjusted as provided therein (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. Any distribution of rights or warrants pursuant to a Rights Plan that would allow a Holder to receive upon conversion, in addition to the Class A common stock, the rights described therein (whether or not the rights have separated from the Class A common stock at the time of conversion), shall not constitute a distribution of rights, options or warrants in connection with a Fundamental Transaction.

(ii) Rights, options or warrants distributed by our company to all holders of Class A common stock entitling the holders thereof to subscribe for or purchase shares of our company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (A) are deemed to be transferred with such shares of Class A common stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A common stock, shall be deemed not to have been distributed (and no adjustment to the Conversion Price will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made. If any such right or warrant, including any such existing rights, options or warrants distributed prior to the Original Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price was made, in the case of any such rights, options or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Class A common stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Class A common stock as of the date of such redemption or repurchase.

(d) In case our company or any of our Subsidiaries shall repurchase any shares of our Class A common stock by means of a tender offer, then, effective immediately prior to the opening of business on the day after the last date or the Expiration Date tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which:

(1) the numerator shall be the product of the number of shares of Class A common stock outstanding (including Purchased Shares but excluding any shares held in the treasury of our company) immediately prior to the Expiration Time, multiplied by the Current Market Price per share of the Class A common stock; and

(2) the denominator shall be the sum of (x) the aggregate consideration (determined as set forth below) payable to stockholders of our company based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Class A common stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of our company) immediately prior to the Expiration Time and the Current Market Price per share of Class A common stock.

For purposes of clause (d), the aggregate consideration in any such tender offer shall equal the sum of the aggregate amount of cash consideration and the aggregate fair market value (as determined by the board of directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee) of any other consideration payable in such tender offer. In the event that our company is obligated to purchase shares pursuant to any such tender offer, but our company is permanently prevented by Applicable Law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this clause to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer. The term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(e) If our company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Class A common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If our company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Class A common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(f) If our company takes an action which would permit an entity to acquire common stock in a dilutive issuance contemplated by the provisions of this section but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) then our company’s board of directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders, provided that no such adjustment will increase the Conversion Price as otherwise determined under this section.

(g) If during the period beginning on and including the Subscription Date and ending on the date immediately preceding the Original Issue Date, our company entered into, or would have been deemed to have entered into (had any of the Notes been Outstanding at such time), any Dilutive Issuance or if any of the events or actions contemplated by Sections (f) or (g) shall have occurred, then solely for purposes of determining any adjustment under this section as a result of such Dilutive Issuance, deemed Dilutive Issuance, action or event, the Notes shall be deemed to have been Outstanding at the time of each such Dilutive Issuance, deemed Dilutive Issuance, action or event.

(h) In any case in which this section shall require that an adjustment be made following a record date or Expiration Date, as the case may be, our company may elect to defer (but only until five Business Days following the filing by our company with the Trustee an Officers’ Certificate setting forth an adjustment of Conversion Price, issuing to the Holder of any of the Notes converted after such record date or Expiration Date the shares of Class A common stock and other capital stock of our company issuable upon such conversion over and above the shares of Class A common stock and other capital stock of our company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred and only during such deferral period, our company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by our company of the right to receive such shares.

Participation

Each Holder shall be entitled to such dividends paid and distributions made to the holders of Class A common stock (including, without limitation, any distribution of shares of our Capital Stock, evidences of indebtedness or other non assets or securities of any Person other than our company) to the same extent as if such Holder had converted a Note into Class A common stock (without regard to any limitations on conversion herein, in the Note or elsewhere) and had held such shares of Class A common stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Class A common stock.

Covenants

Pursuant to the Indenture, our company will, and will cause any of our Subsidiaries, if applicable, to comply with the terms of the covenants described below.

Payments

Subject to the terms of the Subordination Agreement, our company shall duly and punctually make all payments in respect of the Notes in accordance with the terms of the Notes and the Indenture.

Incurrence of Indebtedness

So long as the Notes are outstanding, our company shall not, and our company shall not permit any of our Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by the Notes and (ii) Permitted Indebtedness. Our company shall not, and shall not permit any Subsidiary to, incur, create, issue, assume or guarantee any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of our company other than the Existing Senior

Indebtedness, unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially similar terms. No Guarantor will incur, create, issue, assume or guarantee any Indebtedness that is contractually subordinate in right of payment to any other Indebtedness of such Guarantor, other than Existing Senior Indebtedness, unless such Indebtedness is also contractually subordinated in right of payment to such Guarantor’s Guarantee on substantially similar terms. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of our company or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Existence of Liens

So long as the Notes are outstanding, our company shall not, and our company shall not permit any of our Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens other than Permitted Liens.

Restricted Payments

Our company shall not, and our company shall not permit any of our Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than the Existing Senior Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

Restriction on Redemption and Cash Dividends

Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, our company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock.

Reservation of Authorized Shares

Our company initially shall reserve out of its authorized and unissued Class A common stock a number of shares of Class A common stock for each Note equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Original Issue Date. So long as any Notes are outstanding, our company shall take all action necessary to reserve and keep available out of its authorized and unissued Class A common stock, solely for the purpose of effecting the conversion of the Notes, 130% of the number of shares of Class A common stock as shall from time to time be necessary to effect the conversion of all of the Outstanding Notes; provided that at no time shall the number of shares of Class A common stock so reserved be less than the number of shares required to be reserved of the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Class A common stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders based on the Principal Amount of the Notes held by each holder on the Original Issue Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s interests in any Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Class A common stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of such Notes, pro rata based on the Principal Amount of the Notes then held by such holders.

If at any time while any of the Notes remain outstanding an Authorized Share Failure occurs, then our company shall immediately take all action necessary to increase our company’s authorized shares of Class A common stock to an amount sufficient to allow our company to reserve the Required Reserve Amount for the Outstanding Notes. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, our company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Class A common stock. In connection with such meeting, our company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit our shareholders’ approval of such increase in authorized shares of Class A common stock and to cause our board of directors to recommend to the shareholders that they approve such proposal.

Liquidated Damages Under the Registration Rights Agreement

If at any time Liquidated Damages become payable by our company pursuant to the Registration Rights Agreement, our company shall promptly deliver to the Trustee an Officers’ Certificate to that effect and stating (i) the amount of such Liquidated Damages that are payable and (ii) the date on which such Liquidated Damages are payable pursuant to the terms of the Registration Rights Agreement. Unless and until a Responsible Officer of the Trustee receives such an Officers’ Certificate or a notice from a Holder, the Trustee may assume without inquiry that no Liquidated Damages are payable. If our company has paid Liquidated Damages directly to the Persons entitled to such Liquidated Damages, our company shall deliver to the Trustee an Officers’ Certificate setting forth the particulars of such payment. (See “Description of Registration Rights Agreements”)

Maintenance of Office or Agency

Our company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon our company in respect of the Notes and the Indenture may be served, which shall initially be the Corporate Trust Office of the Trustee. Our company shall give prompt written notice to the Trustee of any change in the location, of such office or agency. If at any time our company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and our company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

Our company may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan, The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve our company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. Our company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. Our company hereby initially designates The Bank of New York as one such office or agency of our company.

Money for Security Payments to be Held in Trust

If our company shall at any time act as its own Paying Agent, it shall, on or before each due date of any payment in respect of any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to make the payment so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee of its action or failure so to act.

Whenever our company shall have one or more Paying Agents, it will, prior to or on each due date of any payment in respect of any Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) our company will promptly notify the Trustee of its action or failure so to act.

Statement by Officers as to Default

Our company will deliver to the Trustee, within 120 days after the end of each fiscal year of our company ending after January 14, 2005, an Officers’ Certificate, stating whether or not to the knowledge of the signers thereof our company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture (without regard to any period of grace or requirement of notice provided thereunder) and, if our company shall be in default, specifying all such Defaults and the nature and status thereof of which they may have knowledge.

Our company shall deliver to the Trustee, as soon as possible and in any event within 15 days after our company becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or Default and the action which our company is taking or proposes to take with respect thereto. Each Officers’ Certificate certifying the occurrence of an Event of Default shall direct the Trustee to deliver an Event of Default Notice notifying each Holder of the occurrence of such Event of Default within 30 days of the Trustee’s receipt of such certificate in accordance with the Indenture.

Existence

Our company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that our company shall not be required to preserve any such right or franchise if the board of directors of our company shall determine that the preservation thereof is no longer desirable in the conduct of the business of our company and that the loss thereof is not disadvantageous in any material respect to the Holders.

Reports and Delivery of Certain Information

Our company shall file with the Trustee such annual and quarterly reports, information, documents and other reports with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which our company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, within 15 days after the applicable filing date as set forth in the Exchange Act. Our company also shall comply with Trust Indenture Act Section 314(a), whether or not the Notes are governed by the Trust Indenture Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). At any time when our company is not subject to Section 13 of 15(d) of the Exchange Act, our company shall furnish to the Trustee (i) quarterly financial statements within 45 days after the end of each fiscal quarter that are substantially equivalent to those our company would be required to file with the Commission in a Quarterly Report on Form 10-Q, (ii) annual financial statements within 90 days after the end of each fiscal year that are substantially equivalent to those our company would be required to file with the Commission in an Annual Report on Form 10-K, including a report thereon by our company’s certified independent accountants, and (iii) accompanying each of the financial statements required by (i) and (ii) above, information substantially equivalent to that required by Regulation S-K Item 303, “Management Discussion and Analysis of Financial Condition and Results of Operations;” provided, that in each case the delivery of materials to the Trustee by electronic means shall be deemed “furnished” to the Trustee.

Book-Entry System

If the Notes cease to trade in the Depositary’s book-entry settlement system, our company covenants and agrees that it shall use reasonable efforts to make such other book entry arrangements that it determines are reasonable for the Notes.

Events of Default

Each of the following events shall constitute an Event of Default under the Indenture (each herein referred to as an “Event of Default”):

(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the Commission on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive days or for more than an aggregate of 30 days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the suspension from trading or failure of the Class A common stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iii) our company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Class A common stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder or holder of the Notes including by way of public announcement or through any of our agents, at any time, of our intention not to comply with a request for conversion of any Notes into shares of Class A common stock that is tendered in accordance with the provisions of the Notes;

(iv) at any time following the tenth (10th) consecutive Business Day that a holder’s Authorized Share Allocation is less than the number of shares of Class A common stock that such holder would be entitled to receive upon a conversion of the full Conversion Amount of its Notes (without regard to the Conversion Limitation or otherwise);

(v) our company’s failure to pay to any Holder any Principal Amount, Interest (if not capitalized), Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated by the Indenture and thereby to which such Holder is a party, except, in the case of a failure to pay Interest, Late Charges and such other amounts (other than Principal Amount) when and as due, in which case only if such failure continues for a period of at least three (3) Business Days;

(vi) (A) our company or any of our Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or (B) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to the expiration of any grace or cure period set forth therein) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(vii) our company or any of our Subsidiaries, pursuant to or within any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against our company or any of our Subsidiaries in an involuntary case, (B) appoints a Custodian of our company or any of our Subsidiaries or (C) orders the liquidation of our company or any of our Subsidiaries;

(ix) a final judgment or judgments for the payment of money are rendered against our company or any of our Subsidiaries or any settlements requiring payment of money by our company or any of our Subsidiaries aggregating in excess of $1.0 million and, in the case of judgments, which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment or settlement which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1.0 million amount set forth above so long as our company provides to the Trustee, on behalf of the Holders, a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Majority Holders) to the effect that such judgment or settlement is covered by insurance or an indemnity and our company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment or execution of such settlement;

(x) any representation or warranty made by our company in any Transaction Document or any Security Document shall have been incorrect in a material way when made;

(xi) our company breaches any covenant or other term or condition of any Transaction Document or any Security Document (other than covenants, terms or conditions, the breach of which constitutes an “Event of Default” under clauses (i) through (x) above and clause (xii) below, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least fifteen (15) consecutive days); or

(xii) any breach or failure in any respect to comply with the covenants relating to ranking, indebtedness, liens or restricted payments of the Notes.

Upon the occurrence of an Event of Default, the Holders shall have an optional right of redemption (See “Redemption—Redemption of Notes at Option of the Holders Upon Event of Default”)

Acceleration of Maturity; Rescission and Annulment

If an Event of Default (other than those specified in clauses (vii) and (viii) of the definition of Event of Default) occurs and is continuing, then and in every such case the Trustee or the 25% Holders may declare the Principal Amount plus accrued and unpaid Interest and Liquidated Damages, if any, on all the Outstanding Notes to be due and payable immediately, by a notice in writing to our company (and to the Trustee if given by Holders), and upon any such declaration such Principal Amount plus accrued and unpaid Interest and Liquidated Damages, if any, shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default specified in clauses (vii) and (viii) above, the Principal Amount plus accrued and unpaid Interest and Liquidated Damages, if any, on all Outstanding Notes will ipso facto become due and payable without any declaration or other Act on the part of the Trustee or any Holder.

At any time after (i) an election to make an Event of Default Redemption has been made or (ii) a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Majority Holders, by written notice to our company and the Trustee, may rescind and annul such declaration or redemption and its consequences if such rescission and annulment will not conflict with any judgment or decree of a court of competent jurisdiction and:

A. our company has paid or deposited with the Trustee a sum sufficient to pay:

(1) all overdue Interest on the Notes,

(2) the Principal Amount plus accrued and unpaid Interest and Liquidated Damages, if any, the Event of Default Redemption Price or the Change of Control Redemption Price, as applicable, on any Notes which have become due otherwise than by such declaration of acceleration, and

(3) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee; and

B. all Events of Default, other than the non-payment of the Principal Amount plus accrued and unpaid Interest and Liquidated Damages, if any, on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

Redemption

Optional Redemption

The Notes are not redeemable at the option of our company at any time prior to the Stated Maturity.

Redemption of Notes at Option of the Holders Upon Event of Default

Within 30 days of the Trustee’s receipt of the Officers’ Certificate stating that an Event of Default has occurred, the Trustee shall deliver an Event of Default Notice to each Holder. At any time after the earlier of (i) the Holder’s receipt of an Event of Default Notice and (ii) the holders becoming aware of an Event of Default, the 25% Holders may require our company to redeem all or any portion of the Notes owned by the holders voting for such redemption by delivering an Event of Default of Redemption Notice to our company and the Trustee. The Notes subject to redemption by our company shall be redeemed by our company at the Event of Default Redemption Price. Notwithstanding the foregoing, the Majority Holders may, rescind and annul any Event of Default Redemption Notice delivered prior to the applicable Event of Default Redemption Date.

Redemption of Notes at Option of the Holders Upon Change of Control

If, prior to the Stated Maturity, there shall have occurred a Change of Control, each Holder shall have the option to require a Change of Control Redemption of all or a portion of its Notes to be redeemed by our company at the Change of Control Redemption Price on the Change of Control Redemption Date. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, our company shall deliver a Change of Control Notice to the Trustee and the Holder, or shall cause the Trustee, at the expense of our company, to deliver such notice to the Holders. The notice shall include a form of Change of Control Redemption Notice to be completed by the Securityholder.

Upon our company’s receipt of notice from the Paying Agent that any Holder (or beneficial owner of an interest in a Global Security) shall have elected a Change of Control Redemption, we shall, or shall cause the Trustee to, at our expense, promptly notify in writing each other Holder (or beneficial owners of interests in the a Global Security) of such Change of Control Redemption (which notification may be made by our company’s issuance of a press release). Upon receipt of such notice or issuance of such press release, each other Holder or beneficial owner shall have, in the event the Change of Control Redemption Period shall have expired, five (5) days from such notification or issuance to elect a Change of Control Redemption. In the event we are unable to redeem the aggregate Principal Amount, Interest and Liquidated Damages, if any, elected to be redeemed in connection with all Change of Control Redemptions, then we shall redeem a pro rata amount (in such denominations and multiples thereof set forth herein) from each Holder or beneficial owner of the Notes based on the Principal Amount of the Notes elected for redemption pursuant to this section.

Amendments and Waivers

(a) The Indenture contains provisions permitting us and the Trustee, as trustee or as collateral agent, as applicable, without the consent of any Holders, to amend or supplement the Indenture, the Security Documents or the Notes for the following purposes:

(i) to evidence the succession of another Person to our company or a Guarantor and the assumption by any such successor of the covenants of our company or such Guarantor, in the Notes and the Security Documents to the extent our company or such Guarantor is a party thereto; or

(ii) to add to the covenants of our company for the benefit of the Holders, or to surrender any right or power conferred upon our company; or

(iii) to provide for a successor Trustee with respect to the Notes or a successor Collateral Agent; or

(iv) to cure any ambiguity or defect, to correct or supplement any provision in the Indenture which may be inconsistent, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent; provided that such action does not adversely affect the interests of the Holders in any material respect; or

(v) to add any additional Events of Default for the benefit of the Holders; or

(vi) to convey, transfer, assign, mortgage or pledge to the Collateral Agent as security for the Notes any property or assets; or

(vii) to decrease the Conversion Price of the Notes; provided, however, that such decrease does not adversely affect the interests of the Holders; or

(viii)  to supplement any provision of the Indenture to such extent as shall be necessary to permit or facilitate the discharge of the Notes; provided that such change or modification does not adversely affect the interests of the Holders; or

(ix) to make any change or modification necessary in connection with the registration of the Notes under the Notes Act; provided that such change or modification does not adversely affect the interests of the Holders; or

(x) to add or modify any other provision with respect to matters or questions arising under the Indenture which our company and the Trustee may deem necessary or desirable and which would not reasonably be expected to adversely affect the interests of the Holders in any material respect.

(b) Our company and the Trustee, as trustee or collateral agent, as applicable, may, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, modify the Indenture, the Security Documents and the rights of the Holders. However, without the consent of each Holder so affected, our company cannot make any modification that will:

(i) reduce the rate of or extend the time for payment of Interest, if any, on any Notes; or

(ii) reduce the Principal Amount of, or extend the Stated Maturity of, any Notes; or

(iii) make any change that impairs or adversely affects the conversion rights of any Notes; or

(iv) reduce the Event of Default Redemption Price or the Change of Control Redemption Price of any Notes or amend or modify in any manner adverse to the Holders of Notes our company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; or

(v) modify the provisions with respect to the right of Holders to cause our company to redeem Notes following an Event of Default or upon a Change of Control in a manner adverse to Holders; or

(vi) make any Interest or Principal Amount on any Notes payable in money other than that stated in the Notes or other than in accordance with the provisions of the Indenture; or

(vii) impair the right of any Holder to receive payment of the Principal Amount of or Interest or Liquidated Damages, if any, on a Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(viii) reduce the voting requirements under the Indenture; or

(ix) change the ranking of the Notes in a manner adverse to the Holders; or

(x) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(xi) reduce the percentage in Principal Amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver

(of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture; or

(xii) modify any of the clauses (i) through (xiii) set forth in this section or provisions regarding waiver of past defaults, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; or

(xiii)  modify the provisions of the Indenture or the Security Documents in a manner adverse to the Holders in any material respect.

Trustee

The Bank of New York is the Trustee under the Indenture.

Global Notes

General

The Notes were initially registered as a Global Security in the name of the Initial Depositary bearing restrictive legends. The Global Securities will be registered on or prior to the effective date of this Registration Statement in the name of the Depositary and will be deposited with a custodian for the Depositary. Beneficial interests in global notes are shown on records maintained by the Depositary and its direct and indirect participants. A global security, such as a global note, is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary.

Because you, as an investor, will not be a registered legal holder of the Notes, your rights relating to the Notes will be governed by the account rules of your bank or broker and of the Depositary, as well as general laws relating to securities transfers. We will not recognize a typical investor as a legal owner of the Notes for any purpose under the Indenture or the Notes and instead will deal only with the Trustee or the Depositary that is the registered legal holder of the Notes.

You should be aware that as long as the Notes are issued only in the form of Global Securities:

•	you cannot have any of the Notes registered in your own name;

•	you cannot receive physical certificates for your interest in the Notes, other than in certain limited circumstances;

•	you will not be a registered legal holder of any of the Notes and must look to your own bank or broker for payments on the Notes and protection of your legal rights relating to the Notes;

•	you may not be able to sell interests in any of the Notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	as an owner of beneficial interests in the Notes, you may not be able to pledge your interests to anyone who does not have an account with Depositary, or to otherwise take actions in respect of your interests, because you cannot obtain physical certificates representing those interests;

•	Depositary’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the Notes. Neither we nor the Trustee have responsibility for any aspect of DTC’s actions or for its records of ownership interests in the Notes. Also, we and the Paying Agent do not supervise Depositary in any way; and

•	Depositary will require that interests in the Notes be purchased or sold within its system using same-day funds.

Description of DTC

The following is a brief description of DTC:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants (“direct participants”) deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the Commission.

The descriptions of the operations and procedures of DTC in this prospectus are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

Payments on the Notes

Once the Notes are registered with the Depositary, payments of principal and interest under each Global Security will be made to the Depositary’s nominee as the registered owner of such Global Security. Our company expects that the nominee, upon receipt of any such payment, will immediately credit the Depositary participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of the Depositary. Our company also expects that payments by the Depositary participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of our company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Global Security or for maintaining or reviewing any records relating to such beneficial interests.

Governing Law; Jurisdiction

The Notes and the Indenture are governed by, and construed in accordance with, the law of the State of New York. The parties have submitted to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute arising under the Indenture or the Notes or in connection therewith.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means Fleet Retail Group, Inc. as agent under the Senior Credit Agreement or any successor agent appointed thereunder.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of our company, pursuant to which our company’s securities may be issued to any employee, officer, director, or consultant for services provided to our company and our Subsidiaries.

“Authorized Share Failure” means the failure of our company, at any time while any of the Notes remain outstanding, to have a sufficient number of authorized and unreserved shares of Class A common stock to satisfy our obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Class A common stock equal to the Required Reserve Amount.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors.

“board of directors” means, with respect to any Person, either the board of directors of such Person or any duly authorized committee of that board.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, or executive order or governmental decree to be closed.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Change of Control” means any Fundamental Transaction other than (i) a Fundamental Transaction in which holders of our company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of our company.

“Change of Control Notice” means a written notice delivered by our company of a transaction involving a change of control.

“Change of Control Redemption” means the right of each Holder to require the redemption of all or a portion (which portion must be in a Principal Amount of $1,000 or integral multiples thereof) of a Holder’s Notes, at such Holder’s option in accordance with the terms of Section 5(b) and 11 of the Notes.

“Change of Control Redemption Date” means the date that is five Business Days after the receipt of a Change of Control Redemption Notice.

“Change of Control Redemption Notice” means a written notice of redemption delivered by a Holder at any time during the Change of Control Redemption Period.

“Change of Control Redemption Period” means the period beginning upon receipt of the Change of Control Notice and ending on the consummation of such Change of Control or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time, on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control.

“Change of Control Redemption Price” means the price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Class A common stock on the Business Day on which the first public announcement of such proposed Change of Control is made by (B) the Conversion Price and (ii) 125% of the Conversion Amount being redeemed.

“Class A common stock” means the shares of Class A common stock, par value $0.10 per share, of our company as it exists on the Original Issue Date or any other shares of Capital Stock of our company into which the Class A common stock shall be reclassified or changed or, in the event of a merger, consolidation or other similar transaction involving our company that is otherwise permitted hereunder in which our company is not the surviving corporation, the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by our company and the Holder. If our company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23 of the Note. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Agent” means The Bank of New York until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Security Documents, and thereafter “Collateral Agent” shall mean such successor Collateral Agent.

“Commission” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal Amount and (C) accrued and unpaid Late Charges with respect to such Principal Amount and Interest.

“Conversion Date” means any date on which any Conversion Amount is converted into shares of Class A common stock.

“Conversion Failure” means the failure by the Trustee or, the Trustee on our company’s behalf, to issue a certificate to the Holder or credit the Holder’s balance account with Depository for the number of shares of Class A common stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date.

“Conversion Limitation” means the limitation of any Holder to convert any portion of any Notes to the extent that after giving effect to such conversion, such holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion.

“Conversion Notice” means the notice required to be executed and delivered by a Holder to the Trustee to convert any Conversion Amount into shares of Class A common stock on a Conversion Date.

“Conversion Price” means, as of any Conversion Date or other date of determination, $1.50, subject to adjustment as described in the Indenture.

“Conversion Rate” means the rate as a result of dividing (x) the Conversion Amount by (y) the Conversion Price.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Class A common stock.

“Corporate Trust Office” means the principal office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the Original Issue Date, located at 101 Barclay Street, New York, New York 10286, except that with respect to presentation of Notes for payment or for registration or transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporation agency business shall be conducted.

“Corporation” means a corporation, association, company, joint-stock company or business trust.

“Current Market Price” means the average of the daily Closing Sale Prices for the ten consecutive Trading Days commencing 11 Trading Days before the record date with respect to distributions, issuances or other events requiring such computation under subsection (b) and (c) of Section 13.02 of the Indenture. For purposes of any computation under subsection (d) of Section 13.02 of the Indenture, the Current Market Price per share of Class A common stock shall be deemed to be the arithmetic average of the daily Closing Sale Prices for the ten consecutive Trading Days commencing on the Trading Day next succeeding the Expiration Date.

“Custodian” means a receiver, trustee, assignee, liquidator or similar official.

“Default” means any event that is or with the passage of time or the giving of notice or both would become an Event of Default.

“Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“‘DTC” means The Depository Trust Company.

“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange or The Nasdaq SmallCap Market.

“Event of Default Notice” means the written notice delivered by the Trustee to each Holder that an Event of Default has occurred.

“Event of Default Redemption Date” means the date the Event of Default Redemption Price is required to be paid pursuant to Section 11 of the Note.

“Event of Default Redemption Notice” means the written notice delivered by the 25% Holders requiring our company to redeem all or any portion of the Notes owned by the holders voting for such redemption upon the occurrence of an Event of Default.

“Event of Default Redemption Price” means, in connection with an optional redemption upon an Event of Default, the price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the 25% Holders deliver an Event of Default Redemption Notice and (B) the Closing Sale Price of the Class A common stock on the date immediately preceding such Event of Default.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Senior Indebtedness” means the Indebtedness of our company and our Subsidiaries at any time outstanding under the Senior Credit Agreement.

“Expiration Date” means the last date on which tenders could be made pursuant to a tender offer by which our company or any of our Subsidiaries repurchase any shares of our Class A common stock.

“Foreign Subsidiary” means any Subsidiary (i) that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (ii) that conducts the major portion of its business outside of the United States, and (iii) all or substantially all of the property and assets of which are located outside of the United States.

“Fundamental Transaction” means that our company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not our company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of our company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Class A common stock (not including any shares of Class A common stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of Class A common stock or a percentage of the outstanding shares of Class B common stock representing voting control over our company (not including any shares of Class A common stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) changed the members constituting our board of directors such that the individuals who constituted the board of directors on the Original Issue Date or other governing body of our company (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of our company was approved by a vote of 66 2/3% of the directors then still in office who were either directors on the Original Issue Date or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office, or (vi) reorganize, recapitalize or reclassify our Class A common stock.

“Global Security” means a Note in global form registered in the name of the Initial Depositary or the Depositary or a nominee thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means the Guarantee executed by the Guarantors in favor of the Trustee for the benefit of the Holders, as amended and in effect from time to time.

“Guarantor Collateral Documents” means all security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Guarantor to secure the Obligations, in each case as amended and in effect from time to time.

“Guarantors” means each of the Subsidiaries of our company (other than Wet Seal Catalog, Inc., The Wet Seal Retail, Inc. and WSCC Buying, Inc.), now existing or hereafter created, other than Foreign Subsidiaries.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Holder” or “Securityholder” means a Person in whose name a Note is registered in the Security Register.

“holder” means a Person who is the owner of the beneficial interests in any Global Security.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Indenture” means the Indenture dated as of January 14, 2005 between our company and The Bank of New York, as Trustee and Collateral Agent, as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, including, for all purposes of the Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Indenture and any such supplemental indenture, respectively.

“Initial Depositary” means The Bank of New York, in its capacity as the initial registered Holder of a Global Security under the Indenture, for so long as it is the registered Holder of such Note.

“Interest” means an amount to be paid as interest on the outstanding Principal Amount at a rate per annum equal to the Interest Rate.

“IP Security Agreement” means the Intellectual Property Security Agreement dated as of January 14, 2005 between our company and the Collateral Agent, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Issue Date” means the date the Notes were originally issued as set forth on the face of the Note under the Indenture.

“Late Charge” means an amount equal to interest on an amount which is not paid when due at the rate of 18% per annum from the date such amount was due until the same is paid in full.

“Liens” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets owned by our company or any of our Subsidiaries other than Permitted Liens.

“Liquidated Damages” shall mean the Registration Delay Payments as defined in the Registration Rights Agreement and any payments due pursuant to Section 3(c)(ii) of the Notes.

“Majority Holders” means the holders of a majority in aggregate Principal Amount of Outstanding Notes.

“Material Indebtedness” means Indebtedness (other than the Notes) of our company or any one or more of our Subsidiaries in an aggregate principal amount exceeding $5.0 million. For purposes of determining the amount of Material Indebtedness at any time, the “principal amount” of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that our company and/or one or more of our Subsidiaries would be required to pay if such Hedging Agreement were terminated at that time.

“Maturity” when used with respect to the Notes, means the date on which the Principal Amount, Event of Default Redemption Price or Change of Control Redemption Price of such Note becomes due and payable, whether at the Stated Maturity, on an Event of Default Redemption Date or Change of Control Redemption Date, or by declaration of acceleration or otherwise.

“Obligations” shall mean, collectively, (a) the due and punctual payment by our company of (i) the obligation of our company to pay the Principal Amount of and premium, if any, and Interest (including Interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes when and as due, whether at Stated Maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including reimbursement obligations, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of our company to the Trustee, the Collateral Agent and the Holder or the Holders under the Indenture and the other Transaction Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of our company under or pursuant to the Indenture and the other Transaction Documents.

“Officer” means the Chairman, the Vice Chairman, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Secretary or an Assistant Secretary of our company.

“Officers’ Certificate” means a certificate signed by (a) the Chairman, the Vice Chairman, the President, the Chief Financial Officer or any Vice President and (b) the Treasurer, the Secretary or an Assistant Secretary, and delivered to the Trustee. One of the Officers signing an Officers’ Certificate given pursuant to Section 10.04 of the Indenture shall be either the principal executive, financial or accounting officer of our company.

“Options” means any rights, warrants or options to subscribe for or purchase Class A common stock or Convertible Securities.

“Original Issue Date” means January 14, 2005.

“Outstanding” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture, except: (i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; (ii) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than our company) in trust or set aside and segregated in trust by our company (if our company shall act as its own Paying Agent) for the Holders of such Notes; provided that if such Notes may be redeemed by the Holders prior to the Stated Maturity thereof, notice of such right of redemption shall have been given to the Holders as herein provided, or provision satisfactory to a Responsible Officer of the Trustee shall have been made for giving such notice; and (iii) Notes that have been paid or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture; provided, however, that, in determining whether the Holders of the requisite Principal Amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, Notes owned by our company or any other obligor upon the Notes or any Affiliate of our company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not our company or any other obligor upon the Notes or any Affiliate of our company or of such other obligor.

If a Note is replaced pursuant to the Indenture, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the Paying Agent holds, in accordance with the Indenture, on an Event of Default Redemption Date, or on the Business Day following a Change of Control Redemption Date, or on Stated Maturity, money sufficient to pay amounts owed with respect to Notes payable on that date, then immediately after such Event of Default Redemption Date, Change of Control Redemption Date or Stated Maturity, as the case may be, such Notes shall cease to be outstanding and Interest, if any, on such Notes shall cease to accrue; provided that if such Notes may be redeemed by the Holders prior to the Stated Maturity, notice of such right of redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made.

If a Note is converted and the shares of Class A common stock due upon such conversion are delivered in accordance with Section 13.01 of the Indenture, then from and after the time of conversion on the Conversion Date, such Note shall cease to be outstanding and Interest, if any shall cease to accrue on such Note.

“Paying Agent” means any Person (including our company) authorized by our company to pay the Principal Amount of, Interest and Liquidated Damages on the Notes to the Holders, including any Event of Default Redemption Price or Change of Control Redemption Price, on behalf of our company. Our company appointed the Trustee to be the Paying Agent and our company shall provide written notice to the Holders of any change in the Paying Agent hereafter.

“Permitted Indebtedness” means the Existing Senior Indebtedness and any other Indebtedness expressly permitted under the Senior Credit Agreement.

“Permitted Liens” means any “Permitted Encumbrance” under the Senior Credit Agreement, the Liens in favor of the Agent securing the Existing Senior Indebtedness.

“Person” means any individual, Corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge Agreement” means the Ownership Interest Pledge Agreement dated as of January 14, 2005 between our company and the Collateral Agent, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Principal Amount” of a Note means the Principal Amount as set forth on the face of the Note as such amount may be reduced by any conversions, redemptions or otherwise pursuant to the Indenture; provided, however, that with respect to any Principal Amount of Notes accelerated or redeemed pursuant to the Indenture, the Principal Amount shall also include the amount of any Capitalized Interest thereon. For the avoidance of doubt, any Capitalized Interest relating to any Principal Amount that is converted or paid at Stated Maturity pursuant to the Indenture shall be extinguished as of the date of such conversion or payment.

In the event of any issuance of a Physical Security or a new Note upon exchange, transfer or replacement of a Note, the Principal Amount set forth on the face of such Physical Security or new Note shall not include the amount of Capitalized Interest that has been added to the Principal Amount of the Global Security being certificated or the Note being exchanged, transferred or replaced; provided, however, that such Capitalized Interest shall remain part of the Principal Amount of any such Physical Security or new Note issued in accordance with this definition. For purposes of determining the denomination of any Note, the Principal Amount of such Note shall not include any Capitalized Interest.

“Principal Market” means the Nasdaq National Market.

“Purchasers” means S.A.C. Capital Associates, LLC, GMM Capital, LLC, Goldfarb Capital Partners LLC, Charles Phillips, Eli Wachtel, WLSS Capital Partners, LLC, Smithfield Fiduciary LLC, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and Riverview Group LLC.

“Record Date” for the Interest payable on any Interest Date means each December 15 (whether or not a Business Day) preceding each Interest Date.

“Redemption Premium” has the meaning specified in Section 27 of the Notes.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of December 13, 2004, by and among our company and the Purchasers, for the benefit of themselves and the Holders, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Registration Statement” means a registration statement under the Securities Act registering, among other instruments, the Notes and the Class A common stock issuable on conversion thereof for resale pursuant to the terms of the Registration Rights Agreement.

“Responsible Officer” means any officer of the Trustee within the Corporate Trust Office of the Trustee with direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer of the Trustee to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Restricted Security” or “Restricted Securities” means, during the period beginning on the Issue Date and ending on the date two years from such date, any Note subject to restrictions on transfer, including any Note issued in exchange therefore or in lieu thereof.

“Rights Plan” means any preferred shares rights plan of our company.

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of December 13, 2004, entered into by our company and the Purchasers in connection with the sale of the Notes, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Security Agreement” means the Security Agreement dated as of January 14, 2005 among our company, Wet Seal Catalog, Inc., The Wet Seal Retail, Inc., Wet Seal GC, Inc. and the Collateral Agent, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Security Documents” means the Security Agreement, the Pledge Agreement, IP Security Agreement, the Guarantee, the Guarantor Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to the Indenture or thereto to secure any of the Obligations under the Indenture or thereunder.

“Security Register” means the register maintained by our company at the office of the Corporate Trust Office of the Trustee or any other office or agency designated pursuant to Section 10.02 of the Indenture.

“Senior Credit Agreement” means the Amended and Restated Credit Agreement (as amended, modified, supplemented or restated and in effect from time to time), dated as of September 22, 2004, among our company, certain affiliates of the Wet Seal GC, Inc., Fleet Retail Group, Inc., Fleet National Bank and Back Bay Capital Funding LLC, including any refinancing or replacement thereof.

“Stated Maturity” when used with respect to any Note, means the date specified in such Note as the fixed date on which an amount equal to the Principal Amount of such Note together with accrued and unpaid Interest and Liquidated Damages, if any, is due and payable, as such Stated Maturity may be extended in accordance with Section 1 of the Notes.

“Subordination Agreement” means that certain Amended and Restated Subordination Agreement (as the same may be amended or otherwise modified from time to time pursuant to the terms thereof), dated as of January 14, 2005, among the Purchasers, the Trustee, the Collateral Agent, our company and the Agent.

“Subscription Date” means November 9, 2004.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

“25% Holders” means the holders of at least 25% in aggregate Principal Amount of Outstanding Notes.

“Trading Day” means any day on which the Class A common stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Class A common stock, then on the principal securities exchange or securities market on which the Class A common stock are then traded; provided that

“Trading Day” shall not include any day on which the Class A common stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Class A common stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

“Transaction Documents” means the Securities Purchase Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Security Documents, the Indenture, the Warrant Agreement, if any, the Irrevocable Transfer Agent Instructions, the Subordination Agreement and any other certificate, instrument or document contemplated by the Indenture or thereby.

“Transfer Agent Instructions” has the meaning ascribed to such term in Section 5(b) of the Securities Purchase Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as in effect on the date as of which the Indenture was executed, provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Trustee” means The Bank of New York until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (its “possessions” including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands).

“Valuation Event” means an event requiring valuation pursuant to Section 13.02(2)(iv) of the Indenture.

“Vice President” when used with respect to our company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president”.

“Warrant Agreement” has the meaning ascribed to such term in Section 4(a)(ii) of the Securities Purchase Agreement.

“Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

DESCRIPTION OF THE JANUARY WARRANTS

The Series B Warrants, the Series C Warrants and the Series D Warrants have the same terms except where specifically noted. Unless specifically noted, we refer to them together as the January Warrants. Each January Warrant, upon the circumstances described in this prospectus, entitles its owner to purchase a specified number of shares of Class A common stock of our company, as described in this section. The following is a summary of certain provisions of the January Warrants and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the terms and conditions of the January Warrants. Copies of the Forms of Series B Warrants, Series C Warrants and Series D Warrants are incorporated by reference to Exhibits 4.7, 4.8 and 4.9, respectively, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC on April 29, 2005 and are available as set forth below on page 62 under the heading “Where You Can Find More Information”.

Series B Warrants

The Series B Warrants are exercisable initially for 2,340,003 shares of our Class A common stock (after giving effect to the partial exercise of the Series B Warrants pursuant to the May private placement) beginning on January 14, 2005 and expiring on January 14, 2009, with an initial exercise price of $2.25 per share.

Series C Warrants

The Series C Warrants are exercisable initially for 4,500,000 shares of our Class A common stock beginning on January 14, 2005 and expiring on January 14, 2010, with an initial exercise price of $2.50 per share.

Series D Warrants

The Series D Warrants are exercisable initially for 4,700,000 shares of our Class A common stock beginning on January 14, 2005 and expiring on January 14, 2010, with an initial exercise price of $2.75 per share.

Exercise of the January Warrants

A January Warrant may be exercised by completing and signing the appropriate form of notice attached to the January Warrant and mailing or delivering the notice to our company and American Stock Transfer & Trust Company, the warrant agent, in time to reach the warrant agent by the expiration date of the relevant January Warrant, accompanied by payment of the aggregate exercise price. Payment of the exercise price must be made in cash or wire transfer of immediately available funds to the order of our company. Our Class A common stock will be issued within three business days after receipt of such exercise notice and payment of the exercise price, where applicable.

Class A Common Stock Issuable under the January Warrants

We have reserved a sufficient number of Class A common stock for issuance upon exercise of the January Warrants, equal to or exceeding 130% of the maximum number of shares of Class A common stock issuable upon exercise of all the January Warrants, and such Class A common stock, when issued in accordance with the terms of the January Warrants, will be fully paid and non-assessable.

Anti-Dilution Protection

The Class A common stock to be issued upon the exercise of the January Warrants will be adjusted in the event of one or more subdivisions, spin-offs, reclassifications, rearrangements, stock splits, dividends, distributions, recapitalizations, consolidations, mergers and similar transactions. In the event of any of the foregoing, the remaining number of Class A common stock still subject to the January Warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of Class A common stock outstanding, and the purchase price per share shall be decreased or increased as the case may be in the same proportion.

The January Warrants also contain provisions protecting against dilution resulting from the sale of additional shares of Class A common stock, or securities convertible or exercisable into shares of Class A common stock, at a price less than the exercise price of the January Warrants. In the event such an adjustment is required, the then-current exercise price will be reduced to the price per share at which the new Class A common stock has been issued or upon which the convertible security (e.g. options, warrants, or convertible debt instruments) may be converted or exercised into Class A common stock in the future, and/or the holders of the January Warrants will be entitled to acquire their pro rata portion of any such new securities.

Limitations on Exercise

The January Warrants are subject to specified ownership restrictions that prohibit the exercise of the January Warrants by the holder if the holder (together with its affiliates) would beneficially own in excess of 9.99% of our Class A common stock following such exercise (or such lower percentage pursuant to notice from the applicable holder of the January Warrants).

Voting and Dividends

The holders of the January Warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of Class A common stock for any purpose until such January Warrants shall have been duly exercised.

Listing

The January Warrants are not currently listed on any national securities exchange or quotation system. We do not intend to file an application for such a listing.

DESCRIPTION OF REGISTRATION RIGHTS

Our company entered into registration rights agreements with the holders of the January Securities and the May Securities. Copies of the registration rights agreements referred to below are incorporated by reference to Exhibit 10.28 of our company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC on April 29, 2005 and Exhibit 10.2 of our company’s Form 8-K filed with the SEC on May 3, 2005, respectively, and are available as set forth below on page 62 under the heading “Where You Can Find More Information”.

Under the terms of the registration rights agreement governing the registration of the January Securities, or the January Registration Rights Agreement, we were required to use our reasonable efforts to:

•	file a registration statement on Form S-3 covering these securities within thirty (30) days following the closing of the January private placement, and

•	have the registration statement declared effective by the SEC within ninety (90) calendar days (or in the event the SEC reviews the registration statement and requires us to make modifications, one hundred twenty (120) calendar days) after the closing of the January private placement.

Following the consummation of the January private placement, the holders of a majority of the securities required to be registered under the January Registration Rights Agreement agreed to extend the filing deadline to April 21, 2005.

In connection with the May private placement, we entered into an additional registration rights agreement pursuant to which we are required to use our reasonable efforts to:

•	file a registration statement on Form S-3 covering these securities within thirty (30) days following the closing of the May private placement, and

•	have the registration statement declared effective by the SEC within ninety (90) calendar days (or in the event the SEC reviews the registration statement and requires us to make modifications, one hundred twenty (120) calendar days) after the closing of the May private placement.

The parties to each of the registration rights agreements agreed that our company is permitted to file a combined registration statement that simultaneously registers the January Securities, the shares of Class A common stock issued upon the exercise of the Series A warrants and a portion of the Series B warrants and the shares of Class A common stock issuable upon the conversion or exercise of the May Securities. We agreed to file the registration statement covering the January Securities no later than ten (10) business days after the earlier of the closing of the May private placement and May 3, 2005 and to have such registration statement declared effective within sixty (60) calendar days (or in the event the SEC reviews the registration statement and requires us to make modifications, ninety (90) calendar days) after the filing date. Effective as of July 15, 2005, the holders of a majority of securities required to be registered under the January Registration Rights Agreement agreed to extend the effectiveness deadline to August 8, 2005. The parties to the January Registration Statement agreed to waive any delay payments that would have accrued from April 21, 2005 through the date of the filing of the registration statement; provided that the filing of the registration statement occurs on or before the new filing deadline. We will pay for the costs associated with any registration under the registration rights agreements.

In the event we fail to comply with the registration requirements set forth in the registration rights agreements, we are required to pay, upon the occurrence of such a breach and every thirtieth (30th) day thereafter, until such breach is cured, an amount (as the case may be) equal to two percent (2%) of:

•	the principal amount at which any Note or share of Preferred Stock was issued or the conversion price paid for the shares of our Class A common stock issued pursuant to those securities, and

•	the exercise price of a January Warrant or May Warrant or related shares of Class A common stock issuable upon the exercise of a January Warrant or May Warrant.

The payment of these fees is subordinated to our payment obligations to our senior lenders under our credit agreement and the amounts that can be paid in the aggregate are subject to certain annual limitations.

We are required, subject to certain exceptions, to keep the registration statement effective at all times during the period from the date it is initially declared effective until the earlier of:

•	the second anniversary of the date such registration statement is filed,

•	the date as of which all of the holders of securities required to be registered under the registration rights agreements, or Registrable Securities (other than any holder of Registrable Securities who are “affiliates” of our company as such term is used in Rule 144(k) promulgated under the Securities Act), may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) (or the successor rule thereto) promulgated under the Securities Act, or

•	the date on which all of the holders shall have sold all of the Registrable Securities.

In accordance with the terms of the registration rights agreements with the holders of the January Securities and May Securities, the registration statement must cover the resale of:

•	the Notes and the January Warrants,

•	130% of the maximum number of shares of Class A common stock issuable upon conversion of the Notes (without taking into account any limitations on the conversion of the Notes set forth in the Notes),

•	130% of the maximum number of shares of Class A common stock issuable upon exercise of the January Warrants and May Warrants (without taking into account any limitations on the exercise of the January Warrants or May Warrants as set forth in therein), and

•	130% of the maximum number of shares of Class A common stock issuable upon conversion of the Preferred Stock (without taking into account any limitations on the conversion of the Preferred Stock set forth in the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock, or the Certificate of Designations),

in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

At any time after a registration statement has been declared effective by the SEC, we are entitled to delay the disclosure of material non-public information and thereby temporarily suspend the registration statement, if such disclosure is, in the good faith judgment of our board of directors, not in the best interest of our company, provided that no such grace period may exceed fifteen (15) consecutive days and the aggregate of such grace periods may not exceed thirty (30) days in any 365-day period.

SELLING SECURITYHOLDERS

The January Securities were originally issued by us in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be “accredited investors” as defined in Regulation D under the Securities Act. The shares of Class A common stock being offered by the selling securityholders are issuable upon conversion or exercise of the January Securities and the May Securities and those shares of Class A common stock issued upon conversion of the Series A Warrants and Series B Warrants. For additional information regarding the Notes and the January Warrants, see “Description of the Notes” and “Description of the January Warrants” above.

We are registering the January Securities and shares of our Class A common stock in order to permit the selling securityholders to offer the January Securities and the shares of our Class A common stock for resale from time to time. Except for the ownership of the January Securities and the May Securities and the participation of S.A.C. Capital Associates, LLC, Smithfield Fiduciary LLC, Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P., in our June 29, 2004 private placement of our Class A common stock and warrants to acquire Class A common stock, the selling securityholders have not had any material relationship with us within the past three years.

In accordance with the terms of the registration rights agreements with the holders of the January Securities and the May Securities, this prospectus generally covers the resale of (i) the shares of Class A common stock previously issued upon the conversion of the Series A Warrants and a portion of the Series B Warrants, (ii) the Notes and the January Warrants, (iii) 130% of the maximum number of shares of Class A common stock issuable upon conversion of the Notes (without taking into account any limitations on the conversion of the Notes set forth therein), (iv) 130% of the maximum number of shares of Class A common stock issuable upon exercise of the January Warrants and May Warrants (without taking into account any limitations on the exercise of the January Warrants or May Warrants set forth therein), and (v) 130% of the maximum number of shares of Class A common stock issuable upon conversion of the Preferred Stock (without taking into account any limitations on the conversion of the Preferred Stock set forth in the Certificate of Designations), in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Notes and the Preferred Stock, the exercise price of the January Warrants and the May Warrants and the interest payable on the Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the January Securities and the May Securities, a selling securityholder may not convert their respective securities to the extent such conversion or exercise would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 9.99% of our then outstanding shares of Class A common stock following such conversion or exercise, excluding for purposes of such determination, shares of Class A common stock issuable upon conversion or exercise of the January Securities and the May Securities, as the case may be, which have not been exercised or converted. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” on page 53. The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below.

The first column in the table below lists the names and addresses of the selling securityholders. The second column lists the principal amount of Notes beneficially owned by each selling securityholder. The third column lists the number of the January Warrants beneficially owned by each selling securityholder. The fourth column lists the number of shares of Class A common stock beneficially owned by each selling securityholder assuming conversion of all the securities held by the selling securityholders on that date which are convertible or exercisable, as the case may be, within sixty (60) days of July 25, 2005, without regard to any limitations on conversions or exercise. The fifth column lists the shares of Class A common stock being offered by this prospectus by the selling securityholders, without regard to any limitations on conversions or exercise. The sixth column lists the shares of Class A common stock that will be owned by the selling securityholder after the offering assuming that all of the securities offered pursuant to this prospectus are sold.

The information contained in the table below is reported as of July 25, 2005.

Name of Selling Securityholder	Principal Amount of Convertible Notes Beneficially Owned and that may be Offered Hereby	Number of January Warrants Beneficially Owned and that may be Offered Hereby	Shares of Class A Common Stock Owned Before the Offering(1)(2)	Shares of Class A Common Stock Offered Hereby(2)	Shares of Class A Common Stock Owned After the Offering(3)
S.A.C. Capital Associates, LLC (4)	$27,500,000	5,666,964	29,997,574	29,873,452	2,333,944
GMM Capital, LLC	$7,000,000	1,442,500	7,594,167	8,491,667	40,000
Smithfield Fiduciary LLC (5)	$5,921,123	1,220,175	7,058,924	7,182,865	669,067
Riverview Group, LLC (6)	$4,666,667	961,667	5,572,202	5,661,111	536,091
Goldfarb Capital Partners LLC	$4,000,000	927,322	4,585,989	5,095,668	93,000
Mr. Charles G. Phillips (7)	$1,900,000	395,715	1,967,715	2,137,430	0
UBS Financial Services as Custodian FBO Charles G. Phillips Rollover IRA (7)	0	0	107,667	206,094	0
D.B. Zwirn Special Opportunities Fund, L.P (8)	$1,706,105	351,579	2,034,133	2,069,843	192,785
D.B. Zwirn Special Opportunities Fund, Ltd. (8)	$1,706,105	351,580	2,033,801	2,069,511	192,785
Mr. Eli Wachtel	$900,000	185,465	971,131	1,091,667	0
WLSS Capital Partners, LLC	$100,000	20,608	107,941	121,334	0
Robert Engel	$100,000	0	83,095	83,095	0
Prentice Capital Partners, LP (7)	0	0	56,667	98,132	0
Prentice Capital Partners QP, LP (7)	0	0	386,333	669,024	0
Prentice Capital Offshore Ltd. (7)	0	0	1,216,000	2,105,782	0
GPC XLIII, LLC (7)	0	0	354,333	613,609	0
Lyle A. Berman Revocable Trust	$500,000	103,035	206,368	273,332	0

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other conversion or exercise right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. This column does not include the shares of Class A common stock issuable upon the conversion of the May Warrants which are not exercisable within sixty (60) days of July 25, 2005.
(2)	Notwithstanding the amounts listed in this column, pursuant to the terms of the January Securities and the May Securities, each amount is subject to the conversion limitation, set forth in the respective securities, which prohibit the exercise or conversion, as the case may be, of the securities if such action would result in the selling securityholder (together with its affiliates) having beneficial ownership of more than 9.99% of the total issued and outstanding shares of Class A common stock.
(3)	Assumes that all of the shares of Class A common stock offered hereby are sold.
(4)

Prentice Capital Management LP, a Delaware limited partnership, which we refer to in this prospectus as Prentice Capital Management, has, except in limited circumstances, investment and voting control over the securities of our company held by SAC Capital Associates. In limited circumstances, in accordance with investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, which we refer to in this prospectus as SAC Capital Advisors, and S.A.C. Capital Management, LLC, a Delaware limited liability company, which we refer to in this prospectus as SAC Capital Management, would have investment and voting power with respect to the securities of our company held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management.

Each of SAC Capital Associates, SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of these securities.
(5)	Highbridge Capital Management, LLC, which we refer to in this prospectus as Highbridge, is the trading manager of Smithfield Fiduciary LLC, which we refer to in this prospectus as Smithfield, and consequently has voting control and investment discretion over the shares of Class A common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares of Class A common stock held by Smithfield.
(6)	The managing member of Riverview is Millennium Holding Group, L.P., a Delaware limited partnership, which we refer to in this prospectus as Millennium Holdings. Millennium Management, L.L.C., a Delaware limited liability company, which we refer to in this prospectus as Millennium Management Holdings, is the general partner of Millennium Holdings and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Holdings and by Riverview. Israel A. Englander is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by any of Millennium Holdings, Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Riverview. Millennium Partners, L.P., a Cayman Islands exempted limited partnership, which we refer to in this prospectus as Millennium Partners, is a limited partner of Millennium Holdings. As a limited partner, Millennium Partners has no investment or voting control over Millennium Holdings or its securities positions.
(7)	Prentice Capital GP, LLC, a Delaware limited liability company, which we refer to in this prospectus as Prentice Capital GP, has investment and voting power with respect to the securities held by the following entities, which we refer to collectively in this prospectus as the Domestic Prentice Funds: (i) Prentice Capital Partners, LP, a Delaware limited partnership, (ii) Prentice Capital Partners QP, LP, a Delaware limited partnership and (iii) GPC XLIII, LLC, a Delaware limited liability company. Prentice Capital Management has investment and voting power with respect to the securities held by the following entities, which we refer to collectively in this prospectus as the Other Prentice Funds: (i) Prentice Capital Offshore Ltd., a Cayman Islands company and (ii) S.A.C. Capital Associates, LLC (except in limited circumstances). Mr. Michael Zimmerman controls Prentice Capital Management, Prentice Capital GP and Prentice Management GP. Each of Prentice Capital Management, Prentice Capital GP and Prentice Management GP and Mr. Zimmerman disclaim beneficial ownership of any of these securities. Mr. Charles Phillips is a principal officer of Prentice Capital Management and Prentice Capital GP and does not have any investment or voting power with respect to the securities held by the Domestic Prentice Funds or the Other Prentice Funds. Each of the Domestic Prentice Funds, Other Prentice Funds and Mr. Phillips disclaim beneficial ownership of any of these securities not held by such Domestic Prentice Fund, Other Prentice Fund or Mr. Phillips.
(8)	D. B. Zwirn & Co., L.P. is the trading manager of each of D.B. Zwirn Special Opportunities Fund, Ltd. and D.B. Zwirn Special Opportunities Fund, L.P. Daniel B. Zwirn controls Zwirn Holdings, LLC, which in turn is the managing member of, and thereby controls, DBZ GP, LLC, which in turn is the general partner of, and thereby controls, D. B. Zwirn & Co., L.P.

The selling securityholders purchased all of the Notes, the January Warrants, the May Warrants and the Preferred Stock, as applicable, from us in private transactions in January and May 2005. All of the securities were “restricted securities” under the Securities Act prior to this registration. The selling securityholders have represented to us that they purchased the securities for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.

Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the number of shares of Class A common stock issuable upon conversion of the Notes, upon exercise of the January Warrants, the May Warrants or upon conversion of the Preferred Stock is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Class A common stock into which the Notes, Warrants and Preferred Stock are convertible or exercisable may increase or decrease.

PLAN OF DISTRIBUTION

We are registering (i) the January Securities, (ii) the shares of Class A common stock issuable upon conversion of the January Securities and the May Securities and (iii) the Class A common stock issued upon conversion of the Series A Warrants and a portion of the Series B Warrants to permit the resale of these securities by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the January Securities and the shares of Class A common stock. If the January Warrants and the May Warrants are exercised in full, we will receive gross proceeds (before expenses) of approximately $29.4 million. We will bear all fees and expenses incident to our obligation to register the January Securities and the shares of Class A common stock.

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in the following transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	pursuant to Rule 144 under the Securities Act;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling the January Securities or shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the January Securities or shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of any securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume.

The selling securityholders may also sell securities short and deliver securities covered by this prospectus to close out short positions. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling securityholders may pledge or grant a security interest in some or all of the January Securities or shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the January Securities or shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the January Securities or shares of Class A common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the January Securities or shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed, reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the January Securities and shares of Class A common stock may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling securityholders may choose not to sell any or may choose to sell less than all of the January Securities or shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay the expenses of the registration of the January Securities and the shares of Class A common stock pursuant to the registration rights agreements, estimated to be $172,087.43 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the January Securities and the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes, the January Warrants, and the shares of Class A common stock by persons who hold the Notes, January Warrants, or shares of Class A common stock as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, rulings and pronouncements published by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of the taxpayer’s circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, dealers in securities, traders in securities that elect to use a mark to market method of accounting for their securities holdings, insurance companies, pension and other employee benefit plans, tax exempt entities, persons subject to the alternative minimum tax, persons who acquire Notes, January Warrants or shares of Class A common stock in connection with the performance of services, U.S. expatriates, persons holding the Notes, January Warrants or shares of Class A common stock as a part of a hedging or conversion transaction or a straddle, and holders whose functional currency is not the U.S. dollar). In addition, this discussion does not discuss the effect of any U.S. state and local or non-U.S. tax laws. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the purchase, ownership, or disposition of the Notes, January Warrants, or shares of Class A common stock and, accordingly, we cannot assure you that the IRS will not successfully challenge the tax consequences described below. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, JANUARY WARRANTS, AND SHARES OF CLASS A COMMON STOCK, AS WELL AS THE TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

This discussion summarizes certain U.S. federal income tax consequences of the ownership and disposition of the Notes, January Warrants, and shares of Class A common stock by “U.S. holders”. The term “U.S. holder” in this discussion means a beneficial owner of Notes, January Warrants, or shares of Class A common stock that is:

•	a citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any State;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on the previous day.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, January Warrants, or shares of Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of Notes, January Warrants, or shares of Class A common stock that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of Notes, January Warrants, or shares of Class A common stock.

Notes

Original Issue Discount

The Notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. U.S. holders must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. holders will be required to include OID in income in advance of the receipt of cash attributable to such income. The Notes are treated as issued with OID equal to the excess of a Note’s “stated redemption price at maturity” over its “issue price”. The stated redemption price at maturity of a Note will be its principal amount. The issue price of a Note is determined in two steps. First, the first price at which a substantial amount of Notes and January Warrants was sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers) is determined, assigning a single price to each “investment unit” made up of a Note and one or more January Warrants. This price is then allocated between the several components based on relative fair market values at the time of issuance. The amount allocated to a Note is the Note’s issue price. The amount of OID includible in income by a U.S. holder generally is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year or portion thereof in which such U.S. holder holds such Note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. An “accrual period” may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. The “adjusted issue price” of a Note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any payments of interest and principal made on such Note.

Liquidated Damages

We may be required to make payments of liquidated damages if we do not file or cause to be declared effective a registration statement, as described under “—Description of the Notes—Liquidated Damages under the Registration Rights Agreement”. We intend to take the position for U.S. federal income tax purposes that any payments of liquidated damages should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on our belief, as described below, that the possibility that liquidated damages will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable U.S. Treasury Regulations. If we do fail to file or cause to be declared effective a registration statement, you should consult your tax advisers concerning the appropriate tax treatment of the payment of liquidated damages with respect to the Notes.

Certain Matters Relating to Contingencies

The Notes provide for contingent payments to holders in the amount of and at the time that dividends are paid to holders of Class A common stock. We believe that the likelihood of such payments being made on the Notes is remote. Additionally, we may be required to make payments of liquidated damages if we do not file or cause to be declared effective a registration statement with respect to the Notes. We believe that either the likelihood of such payments being made is remote or the amount of such payments is incidental. Accordingly, based on applicable Treasury Regulations, we do not intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes and we have, except as otherwise noted, ignored such payments in the remainder of this discussion. Our determination that a contingency is remote or incidental is binding on all holders of Notes, unless a holder explicitly discloses, on a statement attached to its timely filed federal income tax return for the taxable year that includes the acquisition date of the Note, that its determination is different from our determination.

The Notes also provide for semiannual payments of cash interest, which may be capitalized at our option. Pursuant to applicable Treasury Regulations, the accrual of OID on the Notes is determined assuming that we will not make any such cash interest payments. If, contrary to this assumption, we do make any cash interest payments on the Notes, the Notes would be treated, solely for purposes of calculating the amount and accrual of OID, as retired and reissued on the date such a payment is made for an amount equal to the adjusted issue price of the Notes on that date. Such a payment would be treated first as a payment of accrued OID to the extent thereof, and thereafter as a payment of principal, which may result in gain or loss being recognized by a U.S. holder.

Market Discount

If a U.S. holder purchases a Note for an amount that is less than its “revised issue price,” such U.S. holder will be treated as having purchased the Note at a “market discount,” unless such amount is less than 1/4 of one percent (0.25%) of the Note’s stated principal amount multiplied by the remaining number of complete years to maturity from the date of acquisition of the Note by such U.S. holder. For this purpose, the revised issue price of a Note equals the Note’s issue price plus the amount of accrued original issue discount on such Note as of the time such U.S. holder acquired such Note.

Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note having market discount as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain; or

•	the market discount which has not previously been included in income and is treated as having accrued on the Note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. holder elects to accrue market discount on the basis of a constant interest rate.

A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as interest income for U.S. federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The tax basis of a Note will be increased by the amount of any market discount included in gross income pursuant to such an election.

Premium

If a U.S. holder purchases a Note for an amount that is in excess of the principal amount of such Note, the U.S. holder will be considered to have purchased the Note with an “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such premium for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS. If a U.S. holder elects to amortize bond premium, the U.S. holder’s tax basis in the Note will be reduced by the amount of allowable amortization. If the election is not made, a U.S. holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the Note or the Note is sold or otherwise disposed of.

Conversion

A U.S. holder of a Note generally will not recognize gain or loss on the conversion of a Note into Class A common stock except with respect to any cash received in lieu of a fractional share. The U.S. holder’s holding period for the shares of Class A common stock received upon conversion will include the period during which the converted Note was held by such holder, and the U.S. holder’s aggregate tax basis in the shares of Class A common stock received upon conversion will be equal to the holder’s adjusted tax basis in the Note at the time of conversion, less any portion allocable to any fractional share for which cash is received. A U.S. holder of a Note will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of Class A common stock in an amount equal to the difference between the amount of cash received and the portion of the holder’s tax basis in the Note that is attributable to such fractional share. This gain or loss will be capital gain or loss and will be taxable in the same manner as described under “Sale, Retirement, Redemption, or Other Taxable Disposition of Notes”, below.

Changes in Conversion Price

The terms of the Notes provide for changes in their conversion price in certain circumstances. A change in the conversion price that allows U.S. holders of Notes to receive more shares of Class A common stock upon conversion and thus has the effect of increasing such holders’ proportionate interest in our earnings and profits could be treated as though such holders received a dividend in the form of shares of our Class A common stock. Such a constructive stock dividend could be taxable to such holders, although such holders would not actually receive any cash or other property with which to pay the related tax. However, a change in the conversion price to prevent the dilution of such holders’ interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, should not increase the holders’ proportionate interests in our earnings and profits and should not be treated as a constructive stock dividend. Any taxable constructive stock dividend resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. See below under “Class A Common Stock—Distributions”.

Sale, Retirement, Redemption, or Other Taxable Disposition of Notes

Upon the sale, retirement, redemption, or other taxable disposition of a Note, a U.S. holder will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in exchange therefor (except to the extent attributable to accrued interest, if any, which will be taxed as ordinary income to the extent that the holder has not previously recognized this income) and (2) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the price paid for such Note, increased by the amount (if any) of OID and market discount previously included in such holder’s income, and decreased by the amount of any payments received on the Note and amortizable bond premium (if any) previously taken into account. Generally, any such gain or loss recognized by a U.S. holder upon the sale, retirement, redemption, or other taxable disposition of a Note will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the Note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations.

January Warrants

Exercise

A U.S. holder generally will not recognize gain or loss upon exercise of a January Warrant (except with respect to any cash received in lieu of a fractional share, which will be taxed in a manner similar to that described above under “Conversion”). The initial tax basis in the January Warrants of a U.S. holder that purchases January Warrants together with the Notes will equal the portion of the purchase price of the January Warrants and the Notes allocable to the January Warrants based upon the relative fair market values of the January Warrants and the Notes at the time of such purchase. The initial tax basis in the January Warrants of a U.S. holder that purchases the January Warrants separately is the purchase price of the January Warrants. A U.S. holder will have a tax basis in the Class A common stock received upon the exercise of a January Warrant equal to the sum of its tax basis in the January Warrant and the aggregate cash exercise price paid in respect of such exercise, less any amount attributable to any fractional share. The holding period of Class A common stock received upon the exercise of a January Warrant will commence on the day after the January Warrant is exercised.

Expiration and Disposition

If a January Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the January Warrant. Upon the sale, exchange, or redemption of a January Warrant, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, or redemption and the U.S. holder’s tax basis in such January Warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the January Warrant has been held for more than one year.

Adjustments to Exercise Ratio

Adjustments made to the number of shares of Class A common stock that may be acquired upon the exercise of a January Warrant or to the exercise price thereof, or the failure to make such adjustments, may result in a constructive distribution to holders of January Warrants, in a manner similar to that described above under “Notes-Changes in Conversion Price”. As a result, U.S. holders of January Warrants may be required to include amounts in income even though such holders will not have received any cash or other property with which to pay the related tax.

We may be required to pay additional amounts to holders of the January Warrants if we do not meet certain deadlines set forth in the registration rights agreement. The tax treatment of such registration delay payments is uncertain. It is possible that the IRS would treat such payments, if made, as taxable to a U.S. holder as ordinary income at the time such payments accrue or are received in accordance with the holder’s method of tax accounting. Alternatively, although such treatment may be less likely with respect to a U.S. holder that is not an initial holder, such payments may be treated as a tax-free purchase price adjustment, reducing basis.

Class A Common Stock

Distributions

Any distribution we make in respect of our Class A common stock will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the Class A common stock, and thereafter as capital gain. Dividend income received by an individual U.S. holder in a tax year beginning on or before December 31, 2008 and that satisfies certain requirements generally will be subject to tax at a 15% rate. Unless the reduced rate provision is extended or made permanent by subsequent legislation, for tax years beginning after December 31, 2008, dividends will be taxed at regular ordinary income rates. Subject to certain restrictions, dividends received by a U.S. holder that is a corporation will be eligible for a dividends received deduction.

Disposition of Class A Common Stock

A U.S. holder will recognize gain or loss upon the sale, exchange, or other taxable disposition of Class A common stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any other property received in exchange for such stock and (2) the U.S. holder’s tax basis in the Class A common stock. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has held the Class A common stock for more than one year. Net long-term capital gain recognized by a non corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a non-U.S. holder. The term “non-U.S. holder” means a beneficial owner of a Note, a January Warrant or shares of Class A common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as

“controlled foreign corporations”, “passive foreign investment companies”, persons eligible for benefits under income tax conventions to which the United States is a party and certain U.S. expatriates. Non-U.S. holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest and OID

The 30% U.S. federal withholding tax will not apply to any payment to a non-U.S. holder of interest or OID on a Note provided that: such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code; such non-U.S. holder is not a “controlled foreign corporation” that is related to us within the meaning of section 864(d)(4) of the Code; such non-U.S. holder is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and either (a) such non-U.S. holder provides its name and address, and certify, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) such non-U.S. holder holds its Notes through certain foreign intermediaries, and such non-U.S. holder and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless a non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States. Payments described above in “Description of the Notes—Participation” will not qualify for the exemption from withholding tax that is available in the circumstances described above with respect to interest, and is subject to withholding tax if paid to a non-U.S. holder. A non-U.S. holder that is subject to the withholding tax should consult its own tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, such non-U.S. holder generally will be subject to U.S. federal income tax on that interest on a net income basis (although such non-U.S. holder will be exempt from the 30% withholding tax, provided it satisfies the certification requirements described above) in the same manner as if it were a U.S. person as defined under the Code. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. Absent further relevant guidance from the IRS, we intend to treat payments of liquidated damages made to non-U.S. holders as subject to U.S. withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from the non-U.S. holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct of a U.S. trade or business.

Conversion of the Notes

A non-U.S. holder generally will not recognize any income, gain or loss on converting a Note into shares of Class A common stock. Any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of Class A common stock would also generally not be subject to U.S. federal income tax. See “—Sale, Exchange or Redemption of Notes, January Warrants or Class A Common Stock,” below.

Exercise of the January Warrants

A non-U.S. holder generally will not recognize any income, gain or loss on exercise of a January Warrant, including with respect to cash received in lieu of a fractional share. See “—Sale, Exchange or Redemption of Notes, January Warrants or Class A Common Stock,” below.

Dividends

Any dividends paid to a non-U.S. holder with respect to our Class A common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of Class A common stock to be issued on conversion, see “—U.S. Holders—Notes—Changes in Conversion Price” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to the withholding tax, but instead generally are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding, as discussed above under “—Payments of Interest and OID”. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Redemption of Notes, January Warrants or Class A Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of a Note, a January Warrant or a share of Class A common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder,

•	the non-U.S. holder realizing such gain an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder whose gain is described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s). A corporate non-U.S. holder whose gain is described in the first bullet point above may also be subject to a branch profits tax at a 30% rate, or a lower rate if an income tax treaty applies. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. We believe we are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. However, there can be no assurances that we will not become a U.S. real property holding corporation in the future.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on the Notes, dividends on the Class A common stock, and the proceeds of sale of a Note, a January Warrant or a share of Class A common stock to a U.S. holder unless such U.S. holder is an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if such U.S. holder fails to provide its taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. The backup withholding rate is currently 28%. A non-U.S. holder in general will not be subject to backup withholding and information reporting with respect to interest or dividend payments that we make provided that we do not have actual knowledge or reason to know that such a non-U.S. holder is a U.S. person and has given us the statement described above under “—Non-U.S. Holders—Payments of Interest and OID”. In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a Note, a January Warrant or a share of Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, as defined under the Code, or otherwise establishes an exemption. However, we may be required to report annually to the IRS and to non-U.S. holders the amount of, and the tax withheld, if any, with respect to, any interest or dividends paid, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, beneficial ownership and disposition of the Notes, the January Warrants, and the Class A common stock including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

LEGAL MATTERS

Certain legal matters relating to the validity of the January Securities and our Class A common stock being offered by this prospectus will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Alan Siegel, a director of our company, is a partner of Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended January 29, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the restatement as described in Note 2 to the consolidated financial statements and (2) express an adverse opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND WARRANT AGENT

The transfer agent for our Class A common stock and the warrant agent for the January Warrants is American Stock Transfer & Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. You can also request copies of all or any portion of these documents by writing the Public Reference Section of the SEC and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed on April 29, 2005;

•	Current Report on Form 8-K, filed on February 1, 2005;

•	Current Report on Form 8-K, filed on February 4, 2005;

•	Current Report on Form 8-K, filed on February 8, 2005;

•	Current Report on Form 8-K, filed on March 16, 2005;

•	Current Report on Form 8-K, filed on April 26, 2005;

•	Current Report on Form 8-K, filed on May 3, 2005;

•	Current Report on Form 8-K, filed on May 4, 2005;

•	Current Report on Form 8-K, filed on May 31, 2005;

•	Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed on May 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, filed on June 14, 2005;

•	Amendment No. 2 to the Annual Report on Form 10-K for the fiscal year ended January 29, 2005, filed on June 17, 2005; and

•	Current Report on Form 8-K, filed on July 13, 2005;

•	The description of our common stock set forth in our Registration Statement on Form S-1 filed on July 30, 1990, including any amendments or reports filed for the purposes of updating such description.

You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference in, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Attention: Chief Financial Officer

(949) 699-3919

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.